                "   REVISED     PRELIMINARY PROXY STATEMENT"

                             [LSB LETTERHEAD]


                                                             March 22, 1994




To the Shareholders of
   LSB Industries, Inc.:

      Enclosed for your review and consideration are a Notice of Special Meeting, Proxy Statement and Proxy for a Special Meeting of the shareholders of LSB Industries, Inc. (the "Company") to be held at 11:00 a.m., Central Standard Time, on May 2, 1994, or any adjournment or postponement thereof, at the Company's financial center located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma 73112 (405-948-9550).

      The purpose of the Special Meeting is to consider and vote upon the sale by the Company of its wholly-owned subsidiary, Equity Bank for Savings, F.A. ( "Equity Bank"), which constitutes the Financial Service Business of the Company. Equity Bank is primarily engaged in retail banking services, mortgage, and consumer and commercial lending services through fifteen (15) branch offices located in the Oklahoma City metropolitan area and western Oklahoma and operates an Oklahoma-based credit card operation. The sale of Equity Bank is intended to be made pursuant to a Stock Purchase Agreement, dated as of February 9, 1994 (the "Acquisition Agreement"), between the Company, Prime Financial Corporation, a wholly-owned subsidiary of the Company ("Prime"), and, Fourth Financial Corporation ("Fourth Financial"). Prime is a wholly-owned subsidiary of the Company and Equity Bank is a wholly-owned subsidiary of Prime. Fourth Financial is to acquire all of the outstanding shares of capital stock of Equity Bank. Under the Acquisition Agreement, the Company is to acquire from Equity Bank (i) prior to the completion of the sale of Equity Bank certain subsidiaries of Equity Bank ("Retained Corporations") that own the real and personal property and other assets contributed by the Company to Equity Bank at the time of the acquisition of the predecessor of Equity Bank by the Company for Equity Bank's carrying values of the assets so contributed at the time of the acquisition of the Retained Corporations
from Equity Bank;   (ii) at the time of closing of the sale of Equity Bank
under the Acquisition Agreement, (a) the loan and mortgage on and option to purchase the Equity Tower located in Oklahoma City, Oklahoma ("Equity Tower Loan"), which Equity Bank previously classified as an in substance foreclosure on its books, and (b) other real estate owned by Equity Bank that was acquired
by Equity Bank through foreclosure ("OREO")   (the Equity Tower Loan   and the
OREO   are collectively called the "Retained Assets"), which are to be acquired for an amount equal to Equity Bank's carrying value of the Retained Assets at time of closing of the sale of Equity Bank; and (iii) at the time of the closing of the sale of Equity Bank the Company has further agreed to purchase from Equity Bank the outstanding accounts receivable sold to Equity Bank by the Company and its subsidiaries under various purchase agreements, dated March 8, 1988 (the "Receivables"), for the carrying value of such Receivables on the books of Equity Bank as of the closing. In addition, the Company has the option, but not the obligation, to acquire any loan owned by Equity Bank that has been charged off or written down that may be acquired for a price equal to the net book value of such loan that has been written down and for a price of $1.00 in the case of each loan that has been charged off ("Other Loans").

      The Company currently expects that the purchase price to be paid by Fourth Financial for Equity Bank will be approximately $92 million, subject to determination and adjustment in accordance with the Acquisition Agreement (the "Purchase Price"). The Purchase Price is based on a number of estimates, and
the amount of the Purchase Price   cannot be determined exactly until the
closing of the sale of Equity Bank.    The Company will use approximately
$65.4 million, plus interest, of the Purchase Price to repay a certain indebtedness the Company intends to incur to finance the purchase from Equity Bank of the Retained Corporations. In addition, it is anticipated that the
Company will use approximately   $18.9 million of the Purchase Price to
purchase from Equity Bank the Retained Assets, which is the carrying value of the Retained Assets on the books of Equity Bank as of February 28, 1994. As of this date, the Company has made no decision if it will acquire any of the Other Loans.

      As of February 28, 1994, Equity Bank owned approximately $19.3 million of the Receivables, which if the closing occurs on or about June 30, 1994, the Company expects such to be less than $10 million as of the closing. On or prior to the closing, the Company expects to have secured an accounts receivable line of credit to replace, in whole or in part, the accounts receivable financing provided by Equity Bank. The Company expects to use the proceeds to be received from the new accounts receivable line of credit to finance the repurchase of the Receivables from Equity Bank at the closing.

      The balance of the Purchase Price, if any, remaining after (i) repayment of the indebtedness incurred by the Company to purchase the Retained Corporations, (ii) purchase from Equity Bank the Retained Assets, and (iii) payment of the transactional costs relating to the sale of Equity Bank under the Acquisition Agreement, will be used by the Company for general working capital.

      The enclosed Proxy Statement sets forth the details of the proposed transaction and discusses the factors considered by the Board of Directors in determining to approve the sale of Equity Bank to Fourth Financial pursuant to the Acquisition Agreement. Shareholders are urged to read the Proxy Statement in its entirety prior to voting on the proposed sale of Equity Bank.

      The Board of Directors of the Company has unanimously concluded that the sale of Equity Bank is in the best interests of the Company and its shareholders and that the terms and conditions contained in the Acquisition Agreement are fair to, and in the best interests of, the Company and its shareholders. In arriving at its conclusion, the Board of Directors
considered the opinion, dated   March ____, 1994, of Lazard Freres & Co.
("Lazard"), its independent financial advisor, that, as of such date, the consideration to be received by the Company pursuant to the sale of Equity Bank under the Acquisition Agreement was fair to the Company from a financial point of view. A copy of the opinion of Lazard is attached as Exhibit "B" to the Proxy Statement and shareholders are urged to read this opinion in its entirety.

      The Board of Directors of the Company unanimously recommends that you vote to approve the Acquisition Agreement and the sale of Equity Bank. Your approval of the sale of Equity Bank will specifically authorize the Company to make future amendments or modifications to the terms and conditions of the
transaction which   are either (i) not material or (ii) required by the
regulators in order to obtain regulatory approval of the Acquisition Agreement and the transactions contemplated thereby, including material changes required by the regulators, without obtaining any further approval by the shareholders and without further solicitation of proxies from shareholders.

      The sale of Equity Bank pursuant to the Acquisition Agreement is currently estimated to result in a pre-tax gain for financial reporting purposes for the Company of approximately $25.0 million, based upon the currently-expected Purchase Price of approximately $92 million. The exact amount of the Purchase Price will depend on certain factors at the time of closing, and, as a result, the pre-tax gain for financial reporting purposes could be higher or lower depending upon the ultimate amount of the Purchase Price. The Company's tax basis in Equity Bank is higher than its basis for financial reporting purposes. Under current federal income tax laws, the consummation of the Acquisition Agreement and the sale of Equity Bank will not have any federal income tax consequences to either the Company or to the shareholders of the Company. There are, however, certain proposed regulations which, if adopted by the Internal Revenue Service (the "IRS") before the consummation of the sale of Equity Bank, could result in the Company having a gain for federal income tax purposes in connection with the sale of Equity Bank, but will not have any federal income tax effect on the shareholders of the Company. The shareholders are urged to read the enclosed Proxy Statement, including the section styled "Federal Income Tax Consequences".

      Upon completion of the sale of Equity Bank, the Company will continue to operate its industrial businesses consisting of the Chemical Business, Environmental Control Business, Automotive Products Business and Industrial Products Business.

      The directors and officers of the Company, and their respective spouses and children, beneficially own approximately 33.0% of the outstanding voting shares of the Company, and they have indicated that they intend to vote in favor of the Acquisition Agreement and the sale of Equity Bank.

      Shareholders are not entitled to appraisal rights under Delaware law as a result of the consummation of the Acquisition Agreement and the sale of Equity Bank.

      At the Special Meeting, you will also be asked to consider and vote upon an adjournment of the Special Meeting to solicit additional proxies, if necessary. In the event the holders of a majority of the outstanding voting stock approve an adjournment, and the Company adjourns the Special Meeting, no vote will be called with respect to the sale of Equity Bank until the date set by the Company for the adjournment. The adjournment, if taken, will not
exceed   fifteen (15) days.  An adjournment of the Special Meeting will provide the Company with an opportunity to solicit additional proxies in order to increase the likelihood of shareholder approval of the sale of Equity Bank. The Board of Directors of the Company unanimously recommends that you vote to approve the adjournment of the Special Meeting, if necessary. Your approval of the adjournment of the Special Meeting will specifically authorize the
Company to adjourn the Special Meeting for up to   fifteen (15) days in order
to solicit additional proxies to approve the sale of Equity Bank.

      All shareholders are invited to attend the Special Meeting in person. However, in order that your shares may be represented at the Special Meeting, please promptly sign and return the accompanying Proxy in the envelope provided whether or not you plan to attend. If you attend the Special Meeting in person, you may, if you wish, revoke your proxy and vote personally on all matters brought before the meeting.

        Very truly yours,


        Jack E. Golsen
        Chairman and President

                "   REVISED     PRELIMINARY PROXY STATEMENT"

                           LSB INDUSTRIES, INC.
                         _________________________

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                May 2    , 1994
                __________________________________________

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders ("Special Meeting") of LSB Industries, Inc., a Delaware corporation (the "Company"), will be held at the Company's financial center, located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma 73107 (405-948-9550), on May 2, 1994, at 11:00 a.m., Central Standard Time, or any adjournment or postponement thereof, for the following purposes:

      1. To consider and approve a proposal to sell the Company's subsidiary, Equity Bank for Savings, F.A., which operates its financial services business;

      2. To approve the adjournment of the Special Meeting to solicit additional proxies, if necessary; and

      3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on March 18, 1994, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Your attention is directed to the accompanying Proxy Statement.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE REQUEST THAT YOU PROMPTLY SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. A SHAREHOLDER WHO HAS GIVEN A PROXY MAY REVOKE IT BY FILING WITH THE COMPANY'S SECRETARY AN INSTRUMENT REVOKING IT, BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY VOTING IN PERSON AT THE MEETING.

        By order of the Board of Directors,


        David M. Shear
        Vice President and Secretary
        Oklahoma City, Oklahoma
     March 22    , 1994

               "   REVISED     PRELIMINARY PROXY STATEMENT"


                           LSB INDUSTRIES, INC.
                           16 South Pennsylvania
                      Oklahoma City, Oklahoma  73107
                         _________________________

                              PROXY STATEMENT
                       ____________________________

                      SPECIAL MEETING OF SHAREHOLDERS

                     To be held on    May 2    , 1994
                __________________________________________


                            THE SPECIAL MEETING

Date, Time and Place of Special Meeting and Matters to be Discussed at the Special Meeting. This Proxy Statement is solicited on behalf of the Board of Directors of LSB Industries, Inc., a Delaware corporation (the "Company"), and is furnished to the holders of the Company's Common Stock, par value $.10 per share ("Common Stock"); voting Convertible Noncumulative Preferred Stock, par value $100 per share ("Convertible Preferred"); and, voting Series B 12% Cumulative, Convertible Preferred Stock, par value $100 per share ("Series B Preferred"), in connection with the solicitation of proxies to be used at the
Special Meeting of Shareholders of the Company to be held   May 2, 1994, or
any adjournment or postponement thereof (the "Special Meeting"), at 11:00 a.m. (Central Standard Time) at the Company's financial center, located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma 73112. The date on which this Proxy Statement and the enclosed Proxy are first sent to the shareholders
is on or about   March 22, 1994.

      At the Special Meeting, the shareholders are to consider and vote upon a proposal to sell the Company's Financial Service Business, which consists of Equity Bank for Savings, F.A. ("Equity Bank"), pursuant to a Stock Purchase
Agreement, dated   as of February 9, 1994   (the "Acquisition Agreement"),
between the Company; Prime Financial Corporation ("Prime"), an Oklahoma corporation and a wholly-owned subsidiary of the Company; and, Fourth Financial Corporation ("Fourth Financial"), a Kansas corporation. Prime owns all of the issued and outstanding capital stock of Equity Bank, and the Company owns all of the issued and outstanding capital stock of Prime. The Acquisition Agreement is attached to this Proxy Statement as Exhibit "A".


      The Acquisition Agreement provides for the sale by the Company and Prime to Fourth Financial of all of the outstanding shares of capital stock of Equity Bank. The Company currently estimates that the purchase price to be paid by Fourth Financial for Equity Bank will be approximately $92 million, subject to determination and adjustment in accordance with the Acquisition Agreement. See "Sale of Equity Bank - Summary of Sale". Approval at the Special Meeting by the shareholders of the Company of the Acquisition Agreement and the transactions contemplated thereby will also authorize the Company, without further shareholder approval and without further solicitation of proxies from shareholders, to make future modifications and amendments to the terms and conditions of the sale of Equity Bank which are either (i) not material or (ii) required by the regulators in order to obtain regulatory approval as to the Acquisition Agreement and the transactions contemplated therein, including material changes required by the regulators. See "Sale of Equity Bank -- Regulatory Matters".

      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE SALE OF EQUITY BANK AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE SALE OF EQUITY BANK.

      The shareholders are also to consider and vote upon a proposal to adjourn the Special Meeting to solicit additional proxies, if required. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE ADJOURNMENT PROPOSAL AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY.

Record Date; Voting at Special Meeting.  The Board of Directors of the Company
has fixed   March 18, 1994, as the Record Date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, the Company had the following shares of voting common stock and voting preferred stock issued and outstanding: (i) [13,678,272] shares of Common Stock (excluding [835,784] shares held in treasury), (ii) 1,632.5 shares of Convertible Preferred, and
(iii) 20,000 shares of Series B Preferred. Each shareholder of record, as of the Record Date, will have one vote for each share of voting common stock and voting preferred stock of the Company (or one-half of one vote for each fractional one-half share of the Convertible Preferred) that the shareholders own as of the Record Date. All shares of voting common stock and voting preferred stock will vote together as a single class on all matters coming before the Special Meeting. A majority of all of the outstanding shares of voting common stock and voting preferred stock of the Company, as a single class, entitled to notice of, and to vote at, the Special Meeting, represented in person or by proxy, will constitute a quorum for the Meeting.

      Pursuant to the General Corporation Law of the State of Delaware, only votes cast "For" a matter constitute affirmative votes, except proxies in which the shareholder failed to make a specification as to whether he votes "For", "Against" or "Abstains" as to a particular matter shall be considered as a vote "For" that matter. Votes will be tabulated by an inspector of election appointed by the Company's Board of Directors. Votes in which the shareholder specifies that he is "Abstaining" from voting are counted for quorum purposes. Abstentions and broker non-votes are not considered as votes "For" a particular matter.

      One of the conditions of   the proposed sale of Equity Bank is   the
affirmative vote of the holders of a majority of the outstanding voting stock, voting as a single class, of the Company and certain regulatory approvals. As of the Record Date, the directors and officers of the Company and their respective spouses and children beneficially owned approximately 33.0% of the outstanding shares of voting stock of the Company, and they have indicated that they intend to vote in favor of the Acquisition Agreement and the sale of Equity Bank and the adjournment of the Special Meeting, if necessary. See
"Sale of Equity Bank  --   Summary of Sale" for other conditions of the
proposed sale.

      Approval by the shareholders of the Company of the Acquisition Agreement and the transactions contemplated thereby will also authorize the Company, without further shareholder approval and without further solicitation of proxies from shareholders, to make further modifications and amendments to the terms and conditions of the Acquisition Agreement and the sale of Equity Bank which are either (i) not material or (ii) required by the regulators in order to obtain regulatory approval of the Acquisition Agreement and the transactions contemplated therein, including material changes required by the regulators. See "Sale of Equity Bank -- Regulatory Matters" . If required
by the regulators,  there   would be no limitations on the Company's ability
to alter or change the amount or type of consideration to be received. The Company is not currently aware of any such amendments or modifications which are expected to occur. Shareholders who vote in favor of the Acquisition Agreement and the transactions contemplated therein may be estopped under the laws of Delaware, the Company's state of incorporation, from pursuing any legal action if the amendments to the Acquisition Agreement are material as a result of the requirements of the regulators, and, if such an action were brought, the Company intends to assert an estoppel theory to defeat such an action.

      Approval by the shareholders of the Company of the proposal to adjourn the Special Meeting to solicit additional proxies, if necessary, will authorize the Company to adjourn the Special Meeting for a period of not more than fifteen (15) days. During such period, the Company will have the opportunity to solicit additional proxies in favor of the Acquisition Agreement and the transactions contemplated thereby. In the event the Company elects to adjourn the Special Meeting in order to solicit additional proxies, no vote will be called with respect to the approval of the Acquisition Agreement and transactions contemplated thereby until the date set by the Company for such adjournment.


Proxies. The enclosed proxy is solicited by and on behalf of the Board of Directors for use in connection with the Special Meeting and the vote to be held at such meeting with respect to the sale of Equity Bank and any adjournment of the Special Meeting, if necessary. Any proxy given may be revoked by filing with the Secretary of the Company an instrument revoking it, by submitting a duly executed proxy bearing a later date or by voting in person at the Special Meeting. The Company has retained Kissel-Blake, Inc. (the "Proxy Agent") to assist in the solicitation of proxies. The Proxy Agent will receive a fee from the Company of $3,000 for its services, plus reim-bursement for its reasonable out-of-pocket expenses. All additional expenses of the solicitation of proxies for the Special Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail and the services performed by the Proxy Agent, officers and regular employees of the Company may solicit proxies from shareholders by telephone, telegram or personal interview. Other than the Proxy Agent, the Company does not anticipate retaining any specially engaged employees to solicit proxies. Such persons will receive no additional compensation for such services. Further, the Company and the Proxy Agent request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of proxies, and the Company will reimburse such persons for their expenses in doing so.


                            SALE OF EQUITY BANK

The Company and Fourth Financial. The Company is a diversified holding company which is engaged, through its subsidiaries, in (i) the manufacture and sale of chemical products for the explosives, agricultural and industrial acids markets (the "Chemical Business"), (ii) the manufacture and sale of a broad range of air handling and heat pump products for use in commercial and residential air conditioning systems (the "Environmental Control Business"),
(iii) the manufacture or purchase and sale of certain automotive and industrial products, including automotive bearings and other automotive replacement parts (the "Automotive Products Business") and the purchase and sale of machine tools (the "Industrial Products Business"), and (iv) the financial services business, which is conducted through Equity Bank (the "Financial Services Business"). The Company's unaudited revenues and net income for the nine (9) month period ending September 30, 1993, were $210.6 million and $10.8 million, respectively, as compared to the Company's revenues of $246.8 million and net income of $9.3 million for the year ended December 31, 1992. For the nine (9) month period ended September 30, 1993, approximately 85.2%, and 87.2% of the Company's revenues and operating income, respectively, were attributable to its businesses other than the Financial Services Business on an unaudited basis, while for the year ended December 31, 1992, approximately 81.0% and 88.5% of the Company's consolidated revenues and operating income, respectively, were attributable to businesses other than the Financial Services Business. The Financial Services Business accounted for approximately 77.1% of the Company's unaudited consolidated assets at September 30, 1993.

      The Chemical Business manufactures and sells specialty explosives products, prilled ammonium nitrate products and high grade specialty industrial acids to the explosives, agricultural and industrial acids markets. The Chemical Business accounted for approximately $91.0 million (43.2%) and $15.5 million (61.7%) of the Company's unaudited consolidated revenues and operating income, respectively, for the nine (9) month period ended September 30, 1993, and approximately $107.2 million (43.4%) and $18.4 million (71.2%) of the Company's consolidated revenues and operating income, respectively, for the year ended December 31, 1992.

      The Environmental Control Business manufactures and sells a broad range of fan coil, air handling, air conditioning, heating, heat pump, and dehumidification products targeted to both new building construction and renovation, as well as industrial applications. The Environmental Control Business also sells components used in the manufacture of air conditioning, heating, and refrigeration products to other manufacturers of those products, some of whom resell those products in competition with the Environmental Control Business. The Environmental Control Business accounted for approximately $51.6 million (24.5%) and $2.7 million (10.7%) of the Company's unaudited consolidated revenues and operating income, respectively, for the nine (9) month period ended September 30, 1993, and approximately $55.0 million (22.3%) and $3.3 million (12.6%) of the Company's consolidated revenues and operating income, respectively, for the year ended December 31, 1992.

      The Automotive Products Business is primarily engaged in the manufacture and sale of a line of anti-friction ball and roller bearings, oil seals and motor mounts and certain other automotive replacement parts. The Industrial Products Business purchases and markets a line of machine tools including milling, drilling, turning, fabricating and grinding machines. The Automotive Products Business and the Industrial Products Business combined accounted for approximately $36.8 million (17.4%) and $3.7 million (14.8%) of the Company's unaudited consolidated revenues and operating income, respectively, for the nine (9) month period ended September 30, 1993, and approximately $37.6 million (15.3%) and $1.2 million (4.7%) of the Company's consolidated revenues and operating income, respectively, for the year ended December 31, 1992.

      The Financial Services Business offers, through Equity Bank, retail banking services, mortgage, consumer and commercial lending, and other related financial products and services through fifteen (15) branch offices located in the Oklahoma City metropolitan area and western Oklahoma. In addition, the Financial Services Business operates an Oklahoma-based credit card division in order to complement its consumer lending activities. At September 30, 1993, the Financial Services Business had, on a stand-alone basis, assets of $519.9 million and a net worth of $56.9 million. On a consolidated basis with the Company, the Financial Services Business represented 77.1% of the Company's unaudited consolidated assets at September 30, 1993. The Financial Services Business accounted for approximately $31.2 million (14.8%) and $3.2 million (12.8%) of the Company's unaudited consolidated revenues and operating income, respectively, for the nine (9) month period ended September 30, 1993, and approximately $46.9 million (19.0%) and $3.0 million (11.5%) of the Company's consolidated revenues and operating income, respectively, for the year ended December 31, 1992.

      The Company's principal executive offices are located at 16 South Pennsylvania, Oklahoma City, Oklahoma 73107, and its telephone number is (405) 235-4546.

      Fourth Financial is a Kansas-based bank holding company that owns banks
in   two (2) states of the United States, including   one (1) bank   in the
State of Oklahoma. The principal executive office of Fourth Financial is 100 North Broadway, Wichita, Kansas 67201, and its telephone number is (316) 261-4444.

Background of and Reasons for the Sale. The Company entered the Financial Services Business in March, 1988, with the acquisition of the predecessor of Equity Bank, because the Company perceived an opportunity to purchase a business with approximately $55.0 million in assets at an attractive price and through which it could develop a profitable business and facilitate financing of the Company's working capital needs pursuant to an accounts receivable financing arrangement approved by the appropriate regulatory agency at the time of the acquisition. In December, 1988, the Company acquired Arrowhead Federal Savings and Loan Association ("Arrowhead"), which had assets of approximately $317.0 million, in order to augment its Financial Services Business. In 1989, Equity Bank acquired a credit card company, which provides MasterCard and Visa credit card services to member financial institutions and their customers and merchants.

      In connection with the acquisition of Equity Bank in March, 1988, and the approval of the appropriate regulatory authority at that time, the Company and several of its subsidiaries transferred certain properties to Northwest Financial Corporation ("Northwest Financial"), a wholly-owned service corporation of Equity Bank. The properties included, but were not limited to, the then manufacturing facilities and the then existing distribution facilities of the Chemical Business, a portion of the real estate which the Environmental Control, the Automotive Products and Industrial Products Businesses conduct manufacturing and distribution operations and certain other assets. (collectively, the "Transferred Assets"). Based upon approvals by the appropriate regulatory authority at that time, Equity Bank was allowed to record, on a stand-alone basis, the Transferred Assets at their then current fair market value based on MAI appraisals approved by the appropriate regulatory agency at that time. The MAI appraisals relating to the Transferred Assets were, in the aggregate, approximately $69.8 million. The Transferred Assets were transferred to Northwest Financial subject to approximately $21.5 million in debt. Equity Bank was allowed to reflect the MAI appraised values of the Transferred Assets, less the associated debt, for capital purposes. The Company continued to reflect the historical cost, less depreciation to date, for such Transferred Assets on the Company's consolidated financial statements. The Company's historical cost for all of the Transferred Assets, less depreciation, equaled approximately $18.8 million as of the time such were transferred to Northwest Financial. In order for the Company and its subsidiaries to continue their operations on those properties, Northwest Financial entered into agreements to lease or sublease the properties back to their original users for an original term of twelve (12) years expiring in the year 2000, with an option to renew for an additional term of ten (10) years, at an aggregate annual rental for all of the Transferred Assets of $3.2 million, which lease agreement was amended, including increasing the annual rental to approximately $4.3 million, due to an agreement with its regulators as hereafter discussed in this section. Subject to the terms of the leases between Northwest Financial and the Company's subsidiary leasing such, Northwest Financial transferred beneficial ownership of these properties to two general partnerships in which Northwest Financial owns 99.0% of the partnership interest and the other 1.0% is owned by another subsidiary of the Company. Northwest Financial continues to hold record title to the real properties that constitute part of the Transferred Assets.

      As part of the acquisition of Equity Bank and thereafter Arrowhead and the approval of the appropriate regulatory authority at that time, the Company and its subsidiaries were permitted to sell up to $60.0 million of eligible accounts receivable at any one time to Equity Bank with recourse to the seller ("Receivable Financing"). Under such Receivable Financing, each account receivable sold to Equity Bank was sold at 100% of face value.

      As a result of regulatory examinations by the Office of Thrift Supervision ("OTS"), Equity Bank's primary regulatory authority, and the
Federal Deposit Insurance Corporation ("FDIC") in 1990   and subsequent years,
the OTS and the FDIC took the position that, among other things, the capital carrying value of certain of the Transferred Assets contributed to Equity Bank in 1988, which values were approved by the appropriate governmental agency at the time of acquisition, needed to be substantially reduced. The Company denied that such action by the FDIC and/or the OTS was proper. In 1992, the Company, the FDIC and the OTS settled the issue as to the valuation of such assets. As part of such settlement, the Company agreed, among other things, to concede to the request of such regulatory authorities and amended the lease between Northwest Financial and the Company's subsidiary leasing those particular Transferred Assets for which the regulatory authorities questioned the value by increasing the rent and shortened the lease term by eliminating the option to renew for such Transferred Assets. In addition, another wholly-owned subsidiary of the Company agreed to acquire from Equity Bank certain of those Transferred Assets at the end of the lease term at Equity Bank's then carrying value for regulatory capital purposes of such Transferred Assets, which the Company estimates will have a carrying value of approximately $55.0 million on the books of Equity Bank at the end of such lease term. As of the date of this Proxy Statement, Equity Bank's carrying value for all of the Transferred Assets is approximately $65.4 million, which includes the $55.0 million of those Transferred Assets that a subsidiary of the Company is required to purchase at the end of the lease term.

      In addition, the OTS took the position that the initial five (5) year approvals granted in 1988 allowing for the Receivable Financing between Equity Bank and the Company and certain of its other subsidiaries expired, and because of an intervening change in the law, beginning in September, 1993, the amount of the Receivable Financing was to be reduced to amounts allowable under current regulations relating to transactions with affiliated companies which is based on a percentage of Equity Bank's capital. As part of the negotiations with the OTS, the parties agreed to a phase-down period regarding the Receivable Financing instead of having to reduce such to the applicable percentage of Equity Bank's capital by September, 1993. It was agreed that:
(i) at no one time subsequent to September 28, 1993, but prior to September 1, 1994, would the total amount of such Receivable Financing outstanding at any
one time exceed $33.6 million; (ii) beginning   February 1, 1994, Equity Bank
will not purchase any new accounts receivable from the Company and/or its sub-sidiaries under the Receivable Financing arrangement if such would result in Equity Bank owning an amount that would exceed the amount allowed by current regulations, and (iii) on and after September 1, 1994, the outstanding amount of such Receivable Financing at any one time must be in compliance with current regulations. Assuming that on December 31, 1993, Equity Bank had been required to meet current regulations regarding such Receivable Financing,
the amount would have had to be reduced to approximately   $9.2 million as of
such date.

      The Company had not considered selling Equity Bank prior to 1993.
During the first half of 1993, the Company was considering a public offering of a new series of its Class C preferred stock, which offering was completed in May, 1993 (the "Offering"). In connection with the Offering, the Company selected Lazard Freres & Co. ("Lazard") as the managing underwriter of the Offering. In connection therewith, Lazard advised the Company that, despite benefits of ownership of Equity Bank, the public market and potential investors found the Company more difficult to evaluate as a result of its ownership of Equity Bank and the complexity of the Company being in both industrial businesses and the financial services business. Lazard recommended that since market conditions are currently favorable for selling financial institutions, the Company consider selling Equity Bank or taking other steps regarding Equity Bank to remove the complexity of analyzing the Company in the minds of the investing public. As a result, the Company indicated in its prospectus relating to the Offering the following:

      The Company has pursued a strategy of acquisitions and is focusing on increasing profitability within each of its businesses and concentrating on business and product lines in niche markets where the Company can establish a position as a market leader. In addition, the Company is seeking to further build value for its stockholders through realization of the value of selected assets reflected on its balance sheet. In this connection, the Company is considering alternatives with respect to the Financial Services Business, including its possible disposition. As of the date of this Prospectus, no decision has been made as to the disposition of the Financial Services Business. Any disposition of the Financial Services Business is, however, subject, among other things, to the Company obtaining an acceptable price, acquisition of, or agreement as to the treatment of certain assets owned by the Financial Services Business contributed by the Company at the time of the acquisition of the predecessor of Equity Bank and obtaining necessary approvals from appropriate governmental regulatory agencies.

      The terms of the new series of preferred stock sold in the Offering provided, among other things, that each share of such preferred stock would have (i) rights to convert such into the Company's common stock, subject to adjustment of the conversion price upon the occurrence of certain events based on a formula, including, but not limited to, the distribution to all holders of common stock of the Company of evidence of indebtedness or other assets, and (ii) special conversion rights upon a corporate change or ownership change having occurred, which would provide the holders of such preferred stock greater conversion rights under certain conditions than under the terms of the standard conversion rights applicable to such preferred stock. Under the terms of such preferred stock, a "corporate change" was to occur at such time that the Company shall consummate any transaction of merger or consolidation of the Company or the Company shall convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of the Company's property, business or assets. Although the Company did not consider the sale or disposition of Equity Bank to constitute all or substantially all of its business, properties, or assets, as a result of Lazard's recommendations regarding Equity Bank and to avoid any confusion, the Company provided in the terms of the preferred stock covered by the Offering that (i) in the event of any dividend or distribution to shareholders of the Company consisting exclusively of capital stock of Equity Bank and/or certain other subsidiaries of the Company, the Company may, at its option, elect, in lieu of all or any portion of the adjustment to the conversion price, to make a cash payment to the holders of such preferred stock based upon a formula described in the
terms of such preferred stock, and (ii) that   the sale, transfer or other
disposition by the Company of any or all of the capital stock or assets of Equity Bank and/or certain other subsidiaries of the Company would not be considered a corporate change triggering the special conversion rights.

      Upon completion of the Offering, in which Lazard was paid a customary compensation for such activity, the Company retained Lazard to act as the exclusive financial advisor to the Company in connection with the consideration of alternatives relating to Equity Bank, including a possible sale of Equity Bank. The Company selected Lazard to act as its financial advisor as a result of the knowledge of the Company and Equity Bank that Lazard had obtained acting as the managing underwriter of the Offering. In connection with such services as the financial advisor, the Company paid to Lazard a financial advisory fee of $75,000 and agreed to (i) pay Lazard the sum of $1.0 million, less the $75,000 previously paid, upon completion of the
sale of Equity Bank to Fourth Financial under the Acquisition Agreement   and
(ii) reimburse Lazard for certain of its reasonable out-of-pocket expenses in connection therewith.

      After entering into the engagement with Lazard to act as the Company's exclusive financial advisor in connection with the consideration of alternatives relating to Equity Bank, including its possible sale, Lazard, with the assistance of the Company, prepared an informational memorandum regarding Equity Bank and distributed such to potential acquirers of Equity Bank, which they believed might have an interest in acquiring Equity Bank and which would have the financial resources to fund such acquisition. Of those financial institutions contacted, the Company received a written offer from Fourth Financial. The Company did receive an indication of interest, subject to performing due diligence, from another institution, and the amount that this other institution indicated that it might pay for Equity Bank was believed by the Company to be approximately the same as the offer from Fourth Financial. The Company, however, felt that such other institution would not be as viable a potential buyer as Fourth Financial since the Company did not believe that such other institution had the financial resources of Fourth Financial. As a result, the Company began negotiations with Fourth Financial.

      After Fourth Financial conducted its due diligence of Equity Bank, representatives of the Company and Fourth Financial met on numerous occasions between August, 1993, and the end of November, 1993, to determine what was the maximum Fourth Financial would pay for Equity Bank. Lazard was not involved in the actual negotiations with Fourth Financial, but assisted the Company in developing its negotiating strategy.

      As a result of these discussions with Fourth Financial, Fourth Financial made a formal proposal as to the amount that it would pay for Equity Bank. Fourth Financial's proposal was based on a formula in which certain factors of the formula were fixed and certain other factors of the formula could only be finally determined as to amount at the time of closing of the Equity
Bank transaction.    Management of the Company calculated that the projected
Purchase Price should be approximately $92 million, based on the following: the (a) fixed factors of the formula were (i) $9.3 million for Equity Bank's credit card business, (ii) $10.5 million for Equity Bank's net operating loss carryforward, (iii) $11.0 million for Equity Bank's deposit balance, and (iv) $1.2 million for certain of Equity Bank's branches, and (b) the factors of the formula which could only be determinable at the closing were (i) the tangible book value of Equity Bank at the closing, which the Company estimated will be approximately $42.1 million of the Purchase Price; (ii) various percentages of the unpaid principal balances at the closing of certain types of Equity Bank's loans secured by fixed rate mortgages, which in the aggregate the Company estimated will be approximately $2.4 million of the Purchase Price; (iii) an amount at the closing equal to the unamortized discounts on certain of Equity Bank's mortgages, which the Company estimated will be approximately $9.9 million of the Purchase Price; (iv) an amount to be determined at the closing based on a certain percentage of mortgage loans that Equity Bank services for others, which the Company estimated will be approximately $1.5 million of the Purchase Price; (v) the amount at closing that Equity Bank's securities portfolio differs from Equity Bank's book value of such securities portfolio at the closing, which the Company estimates will be approximately $1.0 million of the Purchase Price, with such amounts to vary depending on interest rates and market conditions at the time of closing; and (vi) other factors to be determined at closing, which the Company estimates will be less than $1.0 million of the Purchase Price. During the period from November 30, 1993, to
 February 9, 1994 (the date of the definitive agreement), the Company and Fourth Financial refined certain terms of such formula, which the Company does not believe will materially change the estimated amount of the Purchase Price of approximately $92 million. The material refinements to the formula to determine the Purchase Price included: (i) Fourth Financial agreed to increase that portion of the Purchase Price for certain of Equity Bank's western Oklahoma branches from $1.2 million to $1.4 million; (ii) that in lieu of indemnifying Fourth Financial for reductions to Equity Bank's net operating loss carryforward below $64.0 million under certain conditions, the Company had the option to be released from such indemnification by reducing the Purchase Price by $600,00; (iii) changed the language in connection with the calculation of the loan loss reserves at closing for purposes of determining the Purchase Price to be more favorable to the Company by providing that before any adjustment may be made the aggregate changes must exceed at least $500,000 instead of $300,000, and that no change would be included in the calculation to the extent such change was reflected in the tangible book value of Equity Bank at the closing or if such change is less than $25,000, (iv) the percentages as to yield adjustments were changed to favor the Company, which the Company believes may increase the Purchase Price by approximately $300,000, and (v) Fourth Financial agreed to pay as part of the Purchase Price a certain percentage based on adjustable fixed rate mortgages owned by Equity Bank at the closing, in addition to fixed rate mortgages owned by Equity Bank at the closing. See "Sale of Equity Bank -- Summary of Sale" for the terms of the formula as set forth in the Acquisition Agreement to determine the Purchase Price to be received by the Company from Fourth Financial at the closing of the sale of Equity Bank under the Acquisition Agreement. The estimated amount of $92 million is based on a number of estimates made by management of the Company, including an estimate of Equity Bank's earnings through March 31, 1994, and other variables that will affect the amount of the Purchase Price. As a result, the exact amount of the Purchase Price may be higher or lower depending on those factors of the formula that can only be determined at the time of closing of the sale of Equity Bank.

      The Company and Fourth Financial also agreed that the Company (i) would purchase from Equity Bank, prior to completion of the transaction, all of the capital stock of the subsidiaries of Equity Bank that own the Transferred Assets ("Retained Corporations") for an amount equal to Equity Bank's carrying value of the Transferred Assets at the time the Company acquires the Retained
Corporations;   (ii) that the Company would acquire from Equity Bank, at the closing of the sale of Equity Bank, (a) the loan and mortgage on and option to purchase the twenty-two (22) story Equity Tower and all related rights and agreements, located in Oklahoma City, Oklahoma ("Equity Tower Loan"), in which the principal offices of Equity Bank are located, which Equity Tower Loan had previously been classified by Equity Bank as an in substance foreclosure on its books, (b) all the other real estate owned by Equity Bank as a result of foreclosures ("OREO") (the Equity Tower Loan and the OREO are
collectively called the "Retained Assets"), for an amount equal to the carrying value thereof as shown on the books of Equity Bank at the closing, and (c) the accounts receivable owned by Equity Bank at the closing which were sold by the Company and certain of its subsidiaries to Equity Bank under various purchase agreements, dated March 8, 1988 (the "Receivables"), for an amount equal to the carrying value thereof as shown on the books of Equity Bank at the closing. See "Sale of Equity Bank -- Summary of Sale". As of February 28, 1994, the carrying value on the books of Equity Bank as to (i) the Transferred Assets held by the Retained Corporations was, in the aggre-
gate, approximately $65.4 million;   (ii) the Retained Assets was
approximately   $18.9 million, and (iii) the Receivables was approximately
$19.3 million.

      At a meeting of the Company's Board of Directors held on November 11, 1993, the Board of Directors was advised as to the status of the negotiations between the Company and Fourth Financial regarding Equity Bank.

      Prior to any meeting of the Company's Board of Directors regarding whether the Company should sell Equity Bank to Fourth Financial, management of the Company provided each member of the Board of Directors with a substantial amount of information relating to Equity Bank and the Fourth Financial proposal, including, but not limited to, a summary of Fourth Financial's proposal and an example calculation of the proposed Purchase Price; Equity Bank's historical earnings and projected earnings based on numerous assumptions if Equity Bank was retained by the Company; and the effect on the Company of selling Equity Bank at an assumed purchase price of $92 million after acquiring the Transferred Assets at Equity Bank's carrying value thereof but before acquisition of the note and mortgage relating to the Equity Tower. Management made no recommendations to the Board of Directors regarding Fourth Financial's proposal at that time. After allowing the members of the Board of Directors several days to review such information and documents, a meeting of the Board of Directors was held on November 29, 1993. All of the directors (except for Robert C. Brown, M.D.) were present. Also present at that meeting were the Company's General Counsel, the Company's Managing Counsel, and the president of Equity Bank. At this meeting, management presented to the Board of Directors a summary of the progress to date as to the negotiations with Fourth Financial and the other institution that management had discussions with regarding Equity Bank. The Company's Board of Directors reviewed in detail at the meeting the documents supplied to them regarding the offer from Fourth Financial and discussed other alternatives as to Equity Bank, such as spinning off Equity Bank to the holders of the Company's common stock, the possibility of retaining Equity Bank, and the possibility of Equity Bank having an initial public offering ("IPO") of a certain percentage of its stock with the Company retaining a majority of the outstanding stock of Equity Bank. The Board made no decision at the November 29, 1993, meeting regarding Equity Bank.

      The Company's Board of Directors met again on November 30, 1993. At that meeting all of the directors (except Robert C. Brown, M.D.) were present. The Company's General Counsel, the Company's Managing Counsel, and representatives of Ernst & Young, the Company's independent public accountants, and Lazard were also present. At this meeting, representatives of Lazard presented to the Board of Directors in writing a summary of the preliminary valuation analysis for Equity Bank and orally advised the Board of Directors that the proposal made by Fourth Financial was, in their opinion, fair from a financial point of view to the Company. See "Sale of Equity Bank
- -- Opinion of Financial Advisor". At this meeting, the Board of Directors unanimously approved the Company proceeding with a sale of Equity Bank to Fourth Financial on terms substantially as presented to the Board of Directors and approved the execution of an agreement in principle to sell Equity Bank to Fourth Financial on such terms.

      The alternatives considered by the Board of Directors regarding spinning
off Equity Bank to the holders of the Company's   Common   Stock and the IPO
with the Company retaining a majority of the outstanding stock of Equity Bank were determined by the Board not to be satisfactory alternatives for, among other things, (i) increased competition in the markets served by Equity Bank;
(ii) Equity Bank would continue to own the Transferred Assets and the Company's subsidiary would continue to have the obligation to purchase the Transferred Assets at the end of the lease term for a substantial amount of money; (iii) the Company would have to continue to pay rent for the Transferred Assets to an entity which would no longer be a wholly-owned subsidiary; (iv) the Transferred Assets would continue to be owned by Equity Bank, which is highly regulated, and, as a result, under certain conditions, the regulators could require Equity Bank to dispose of, or to take other actions regarding, the Transferred Assets to the detriment of the Company and Equity Bank; (v) the distribution of the capital stock of Equity Bank to the holders of the Company's Common Stock could result in substantially greater dilution to the holders of the Company's Common Stock than under the normal conversion rights of the holders of the preferred stock covered by the Offering as a result of the required adjustment to the conversion rights of such preferred stock due to such distribution or, in order to avoid the additional dilution, require the Company to make a substantial cash payment to the holders of such preferred stock reducing the Company's working capital; and, (vi) the Company would receive greater benefit in selling Equity Bank at this time than in spinning off the capital stock of Equity Bank to the Company's holders of Common Stock or having Equity Bank sell a portion of its stock through an IPO with the Company retaining a majority of Equity Bank's stock.

      The Board of Directors concluded on November 30, 1993, that the sale of Equity Bank at this time and on the terms presented to the Board of Directors would be in the best interest of the Company and its shareholders. In arriving at such conclusion, the Board of Directors considered a number of factors, including, but not limited to: (i) Lazard's advice to the Board of Directors that at the present time there was a favorable market to sell financial institutions, and, as a result, if the Company decided not to sell Equity Bank to Fourth Financial it might be difficult to find another substantial buyer at a later date for an Oklahoma financial institution; (ii) increased competition in the markets served by Equity Bank, since a number of out-of-state financial institutions have come into the Oklahoma market with financial capital greater than that of Equity Bank and increased competition in the credit card business; (iii) the highly regulated nature of Equity Bank, which (a) requires Equity Bank to be extremely conservative in its lending practice, and, as a result, Equity Bank may not in the future be able to develop a sufficient amount of outstanding loans to provide the Company with what the Company believed is an adequate rate of return on its investment, (b) refusal by the regulators to extend the initial five (5) year approval period relating to the Receivable Financing, and (c) the limitations as a result of the qualified thrift lending requirements ("QTL Requirements"); (iv) limitations on the growth of Equity Bank as a result of such regulations, which prevents the Company from converting Equity Bank from a savings insti-tution to a bank with less restrictive regulations allowing Equity Bank to more effectively compete with the new out-of-state banks establishing operations in the Oklahoma market; (v) changing marketplace for savings
institutions such as Equity Bank   due to out-of-state banks establishing
operations in Oklahoma; (vi) potential change in the tax laws which could result in the Company having to recognize a taxable gain if the sale were to occur after certain proposed regulations were adopted (see "Sale of Equity Bank --Federal Income Tax Consequences") ; (vii) sale would eliminate problems with having to raise the funds at a later date to buy back certain of the Transferred Assets , since a subsidiary of the Company had agreed with the OTS to purchase certain of the Transferred Assets at the end of the lease term for the then carrying value of such Transferred Assets, which was estimated to be approximately $55.0 million at the end of such lease term;
(viii) recommendations of Lazard as to   (a) the fairness of the transaction,
from a financial point of view, of the consideration to be received by the Company from the sale of Equity Bank to Fourth Financial, (b) the benefits of generating the funds to purchase certain of the Transferred Assets from Equity Bank, (c) level of earnings that might be anticipated from Equity Bank in the future, and (d) the effect that the Company's ownership of Equity Bank was
having on investor's ability to evaluate the Company,   and (ix) increase of
approximately $25.0 million in the net worth of the Company as a result of the sale of Equity Bank, assuming the Purchase Price is $92.0 million, and improvement of the Company's debt to capital ratio as a result of the sale . See "Sale of Equity Bank -- Fairness of the Sale" and "Sale of Equity Bank -- Opinion of Financial Advisor" for a discussion of the factors considered relating to the fairness of the sale of Equity Bank. See "Sale of Equity Bank
- -- Use of Proceeds" for a discussion of the use and potential use of the proceeds from the sale of Equity Bank. See also "Sale of Equity Bank -- Business of the Company after the Sale of Equity Bank" and "Pro Forma Financial Statements".

      The Board of Directors also concluded that the sale of Equity Bank will enable management to focus the resources of the Company, both financially and operationally, on its industrial businesses which, although such only represented approximately 22.9% and 20.0% of the Company's consolidated assets as of September 30, 1993, and December 31, 1992, respectively, such industrial businesses represented approximately 85.2% and 81.0% of the Company's consolidated revenues for the nine (9) month period ended September 30, 1993, and for the year ended December 31, 1992, respectively.

      The Board of Directors did consider certain disadvantages regarding selling Equity Bank, including, but not limited to, (i) the additional earnings provided by Equity Bank to the Company's consolidated net income in the manner provided in 1991, 1992, and 1993, as evidenced by the "Unaudited Restated Historical Selected Financial Data" contained elsewhere in this Proxy Statement; (ii) the favorable perception that owning Equity Bank had on the Company's industrial activities, and (iii) Equity Bank's continuing to provide Receivable Financing at 100% of face value of the Receivables, although the amount of such financing was substantially reduced as a result of an agreement between the OTS and Equity Bank, as opposed to other financial institutions financing only 80% to 85% of the face value of such receivables.

      On November 30, 1993, the Company and Fourth Financial entered into an agreement in principle regarding the sale and purchase of Equity Bank, and on December 1, 1993, both the Company and Fourth Financial issued press releases that they had reached an agreement in principle whereby the Company would sell, and Fourth Financial would purchase, Equity Bank, and that such transaction was subject to the execution of a definitive agreement, obtaining regulatory approvals and other conditions to be met.

      The first draft received by the Company from Fourth Financial of a
definitive agreement was not acceptable for   since the first draft did not
contain certain terms agreed to during negotiations and the initial draft contained terms which the parties were aware were subject to further
negotiations.  Between November 30, 1993, and   February 9, 1994 (the date
of the definitive agreement ), representatives of the Company and Fourth Financial had numerous meetings and telephone conferences negotiating the terms of the definitive agreement.

        Copies of the final draft of the Acquisition Agreement and a draft of Lazard's form of opinion that the Purchase Price was fair from a financial standpoint were delivered to the members of the Board of Directors. See "Sale
of Equity Bank -- Opinion of Financial Advisor".  On   February 8, 1994, a
telephonic meeting   of the Board of Directors was held, at which time the
Board of Directors reviewed, in detail, the Acquisition Agreement and the draft of Lazard's form of opinion. Present at the telephonic meeting were all of the directors, the Company's General Counsel and the Company's Managing
Counsel    After discussion of the merits and status, the Board of Directors unanimously approved and authorized the execution, delivery and performance of the Acquisition Agreement and the sale of Equity Bank pursuant to the terms thereof. The Board of Directors unanimously approved and authorized the consummation of the Acquisition Agreement, subject to, among other things specified in the Acquisition Agreement, the approval of the shareholders of the Company and obtaining regulatory approvals, which shareholder approval would specifically authorize the Company to amend or modify the Acquisition
Agreement   without further shareholder approval if such amendments or modifications are either (i) not material or (ii) required by the regulators in order to obtain regulatory approval of the Acquisition Agreement and the transactions contemplated therein, including material changes required by the regulators. Consummation of the Acquisition Agreement is subject to other conditions being met as described in "Sale of Equity Bank -- Summary of Sale".

        The Acquisition Agreement was executed as of February 9, 1994, by all
of the parties.  On   February 10, 1994, press releases announcing the
execution of a definitive agreement were issued by the Company and Fourth
Financial.  On   March 11, 1994, Lazard delivered an executed fairness
opinion.  See "Sale of Equity Bank -- Opinion of Financial Advisor".

   Fairness of the Sale. The Board of Directors believes that the terms and conditions contained in the Acquisition Agreement are fair to, and in the best interests of, the Company and its shareholders. In arriving at this belief,
the Board of Directors considered (i)   the advice of Lazard that at the
present time there was a favorable market to sell financial institutions; (ii) the opinion of Lazard, the Company's independent financial advisor, that, as of the date of such opinion, the consideration to be received by the Company pursuant to the sale of Equity Bank was fair to the Company from a financial point of view; (iii) the analysis presented to the Board of Directors at its November 30, 1992, meeting by Lazard in connection with Lazard's rendering of
its fairness opinion   (iv   increased competition in the markets served by
Equity Bank; (v) the highly regulated nature of Equity Bank; (vi) limitations on the growth of Equity Bank as a result of such regulations; (vii) changing marketplace for savings institutions such as Equity Bank; (viii) potential change in the tax laws which could result in the Company having to recognize a taxable gain if the sale were to occur after certain proposed regulations were adopted (see "Sale of Equity Bank -- Federal Income Tax Consequences"); (ix) sale would eliminate problems with having to raise the funds at a later date to buy back certain of the Transferred Assets; (x) increase in the net worth of the Company as a result of the sale of Equity Bank; and, (xi) recommendations by Lazard as to (a) the fairness of the transaction, from a financial point of view, of the consideration to be received by the Company from the sale of Equity Bank to Fourth Financial, (b) the benefits of generating the funds to purchase certain of the Transferred Assets from Equity Bank, (c) level of earnings that might be anticipated from Equity Bank in the future, and (d) the effect that the Company's ownership of Equity Bank was having on investor's ability to evaluate the Company. See "Sale of Equity Bank -- Background and Reasons for the Sale", "Sale of Equity Bank -- Opinion of Financial Advisor" and "Sale of Equity Bank -- Use of Proceeds", "Sale of Equity Bank -- Business of the Company after the Sale of Equity Bank", and "Pro Forma Financial Statements". The Board of Directors also noted the substantial efforts undertaken by the Company and Lazard to locate other potential purchasers for Equity Bank. Such efforts included discreet inquiries of, and discussions with, potential financial purchasers, as well as potential strategic purchasers which, like Fourth Financial, may be in a position to take advantage of synergies created by combining the operations of Equity Bank with their present business operations.

      In determining that the sale of Equity Bank is fair to, and in the best interests of, the Company and its shareholders, the Board of Directors did not assign any particular weight to any of the factors it considered, but gave serious consideration to each of them. See "Sale of Equity Bank -- Background of and Reasons for the Sale" and "Sale of Equity Bank -- Opinion of Financial Advisor".

   Opinion of Financial Advisor. On November 30, 1993, at the meeting at which the Company's Board of Directors approved the agreement in principle to sell Equity Bank to Fourth Financial, Lazard delivered its oral opinion, which was subsequently confirmed in writing on March ____, 1994, that the Purchase Price for Equity Bank was fair, from a financial point of view, to the Company. No limitations were imposed by the Company's Board of Directors upon Lazard with respect to the investigations made or procedures followed by it in rendering its opinion.

      The full text of the opinion of Lazard, dated as of March ____, 1994 (the "Lazard Fairness Opinion"), which sets forth assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached hereto as Exhibit "B" to this Proxy Statement. The Lazard Fairness Opinion is addressed only to the Company's Board of Directors and does not constitute a recommendation to any of the Company's shareholders as to how such shareholder should vote at the Special Meeting. The summary of the Lazard Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company's shareholders are urged to read the Lazard Fairness Opinion in its entirety.

      Lazard is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. Lazard has acted as financial advisor to the Company in connection with the sale of Equity Bank. In connection therewith, Lazard has been paid a fee of $75,000 and will be paid an additional fee for its services as financial advisor which is contingent upon the consummation of the Acquisition Agreement. In the course of its activities, Lazard has provided investment banking services to the Company from time to time, including acting as managing underwriter of the Offering by the Company in May, 1993, for which Lazard received customary compensation. See "Sale of Equity Bank -- Background of and Reasons for the Sale". Lazard may, in the ordinary course of its business, trade securities of the Company for its own account or for the accounts of customers and, thus, may hold long or short positions in such securities at any time.

      In connection with the delivery of the Lazard Fairness Opinion, Lazard reviewed the following material documents (i) the Acquisition Agreement;
(ii) a draft, dated March ___, 1994, of this Proxy Statement; (iii) audited, consolidated financial statements of Equity Bank for the three (3) years ended December 31, 1992; and (iv) certain financial and other information regarding Equity Bank, including financial forecasts for Equity Bank, which were furnished to Lazard by the Company and Equity Bank or were publicly available. Lazard held discussions with members of the senior management of Equity Bank with respect to its past and current business operations and financial condition, regulatory relationships and future prospects. Lazard also held discussions with the independent auditors of Equity Bank regarding its financial and accounting affairs. In addition, Lazard compared certain financial and stock market information for Equity Bank with similar information for other companies the securities of which are publicly traded, which companies are listed under "Valuation of the Bank -- Analysis Based on Selected Thrift Trading Multiples" below, and reviewed the financial terms of certain recent merger and acquisition transactions involving savings institutions specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.



      Lazard relied upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of the Lazard Fairness Opinion and did not attempt independently to verify any of such information. In that regard, Lazard did not conduct a physical inspection of any of the properties or assets of Equity Bank, nor did it obtain any independent evaluation or appraisal of any properties, assets or liabilities of Equity Bank. In addition, Lazard assumed, with the consent of the Company's Board of Directors, that the financial forecasts furnished to it had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Equity Bank. The Lazard Fairness Opinion does not address the relative merits of the sale of Equity Bank as compared to any alternative business strategies that might exist for the Company. The Lazard Fairness Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.



      The following is a brief summary of the material analyses performed by
Lazard in connection with rendering its written opinion, dated as of   March
____, 1994. Lazard utilized substantially the same financial analyses in preparing its oral opinion to the Company's Board of Directors on November 30, 1993.

      Derivation of Equity Bank's Normalized Earnings. Equity Bank's historical and projected consolidated stand-alone statements of income include interest income from certain affiliated Receivable Financing transactions, non-interest revenues associated with the Equity Tower Loan, gains on the sale of the OREO, and rental income generated by the Retained Corporations relating to the Transferred Assets. Lazard adjusted Equity Bank's earnings to remove these revenues since under the Acquisition Agreement, the Company will purchase the Retained Assets, the Receivables, and the Retained Corporations from Equity Bank. Lazard made a related pro forma adjustment to credit Equity Bank's interest income for a 6% yield on the theoretical reinvestment of cash of approximately [$85.9] million received from the sale of the Retained Assets and the Retained Corporations and [$29.4] million for the repurchase of the accounts receivable sold to Equity Bank under the Receivable Financing.
Lazard further adjusted Equity Bank's earnings to eliminate the effect of certain non-recurring items which would either be eliminated due to purchase accounting adjustments or whose value was separately determined. These adjustments included goodwill amortization and the accretion of a discount relating to and gains on the sale of a portfolio of purchased loans.

      As a result of the adjustments discussed above, Lazard calculated Equity
Bank's normalized pre-tax income for the   year ended   December 31, 1993, to
be $7.5 million, versus $8.2 million reported by Equity Bank in its internal stand-alone financial statements. Lazard calculated normalized pre-tax income for the year ending December 31, 1994 (based on estimates prepared by management of Equity Bank) to be $5.6 million, versus management's estimated figure of $5.7 million. Since the value of Equity Bank's net operating loss carryforwards also was determined separately (together with the adjustments referred to in the preceding paragraph, the "Valuation Adjustment"), and in order to facilitate comparisons, Lazard applied a tax rate of 38% to the normalized pre-tax income figures. This resulted in fully-taxed net income ("Normalized Earnings") of $4.6 million and $3.5 million for the year ended December 31, 1993, and estimated for the year ending December 31, 1994, respectively. The Valuation Adjustment was calculated based on financial information relating to Equity Bank provided to Lazard by the managements of the Company and Equity Bank, which information Lazard did not independently verify.

      Analysis of Selected Savings Institution Stock Purchases. Lazard reviewed certain merger and acquisition transactions involving savings institutions announced since January 1, 1992, in which the acquired institution had assets of less than $1 billion and was located in selected midwest and southern states. The transactions included (acquiror/acquiree):
Roosevelt Financial Group, Inc./Home Federal Bancorp of Missouri, Inc.; First Bancorporation of Ohio/Great Northern Financial Corp.; First American Corpora-tion/Fidelity Crossville, Corp.; SunTrust Banks, Inc./Regional Investment Fund, Ltd.; Crestar Financial Corporation/Providence Savings and Loan Association of Vienna; Crestar Financial Corporation/Virginia Federal Savings Bank; First Financial Corproation/Highland Federal Savings Bank; First Banks, Inc./American Home Savings & Loan Association; AmSouth Bancorporation/First Federal Savings Bank of Calhoun; Colonial BancGroup, Inc./AmFed Financial Corporation; Standard Federal Savings Bank/Heritage Bancorp., Inc.; Centura Banks, Inc./ Robeson Savings Bank, Inc.; First Banks, Inc./First Federal Savings Bank of Proviso Township; Fourth Financial Corporation/Great Southern Bancorp., Inc.; Fifth Third Bancorp/The TriState Bancorp; AmSouth Bancorporation/Florida Bank, A Federal Savings Bank; Southern National Corporation/Home Federal Savings Bank of Statesville; First Citizens Bancshares, Inc./Pioneer Bancorp., Inc.; Huntington Bancshares, Inc./First Bancorp Indiana, Inc.; First American Corporation/First Federal Savings & Loan Association; Metropolitan Financial Corporation/Eureka Savings Bank, F.S.b.; Metropolitan Financial Corporation/Western Financial Savings Bank, F.S.B.; Great Financial Federal/Cardinal Financial Group, Inc. Lazard compared certain multiples implied by the Fourth Financial proposal with comparable multiples for these transactions. The analysis indicated price/tangible book values for these transactions that ranged from 0.48x to 2.22x, with a median multiple of 1.59x; and price/last twelve (12) months ("LTM") earnings per share ("EPS") multiples that ranged from 3.4x to 20.3x with a median multiple of 13.5x. Based on a Purchase Price of $92 million and before the Valuation Adjustment, the comparable analysis of the Fourth Financial proposal to acquire Equity Bank indicated a price/tangible book value of 2.36x; a price/LTM fully-taxed reported earnings of 17.3x; and a price/LTM Normalized Earnings of 22.8x. Reducing the assumed purchase price of $92 million by the Valuation Adjustment, the comparable analysis of the Fourth Financial proposal to acquire Equity Bank indicated a price/tangible book value of 1.69x; a price/LTM fully-taxed reported earnings of 12.4x; and a price/LTM Normalized Earnings of 16.4x.

      Valuation of the Bank. As Equity Bank is not a publicly-traded company, Lazard undertook a series of analyses, described below, to determine a reference range for the transaction value of Equity Bank under different valuation methodologies:

      Analysis Based on Selected Savings Institution M&A
      Transactions. As described above, Lazard reviewed certain merger and acquisition transactions involving savings institutions. Lazard applied the multiples implied by these transactions to Equity Bank's tangible book value and Normalized Earnings and added the Valuation Adjustment to these products. On the basis of this analysis, Lazard established a reference range for the transaction value of Equity Bank of $81.6 million to $91.5 million (Lazard established a reference range of $73.7 million to $90.2 million at the time it delivered its oral opinion).

      Analysis Based on Selected Thrift Trading Multiples.  Lazard
      selected and analyzed a group of publicly traded savings institutions located in selected midwest and southern states, with total assets between $200 million and $800 million, and with return on assets between 0.50% and 2.00%. The institutions in this group were Conservative Savings Corporation, FirstFed Northern Kentucky Bancorp, Inc., Great Southern Bancorp, Inc., Home Federal Savings Bank of Missouri, Railroad Financial Corporation and UNSL Financial Corp. This analysis indicated that the common stock of the group traded at price/tangible book values
      that ranged from 0.75x t   1.51x, with a median multiple of 1.22x;
      price/1993 EPS multiples that ranged from 6.1x to 14.2x with a median multiple of 9.0x; and price/1994E (as compiled by the Institutional Brokers' Estimate System) EPS multiples that ranged from
       10.7x to 12.5x with a median multiple of 11.0x. Lazard applied these multiples to Equity Bank's tangible book value and Normalized Earnings, added an assumed control premium of 25% to this product and further added the Valuation Adjustment to this sum. On the basis of this analysis, Lazard established a reference range for the transaction value of the Bank of $77.5 million to $88.8 million (Lazard established a reference range of $66.8 million to $86.1 million at the time it delivered its oral opinion).

               Analysis Based on Balance Sheet Mark-to-Market. Lazard analyzed the values that might be obtained if the assets and liabilities of Equity Bank were sold separately. This analysis considered not only the possible premiums that might be paid for certain on-balance sheet assets, but also the possible premiums for off balance sheet assets such as Equity Bank's portfolios of mortgage servicing and credit card receivables. In determining the range of possible premiums that might be paid for these assets, Lazard took into account the range of premiums that had been paid in transactions involving similar asset types. On the basis of this analysis, Lazard established a reference range for the transaction value of Equity Bank of $77.5 million to $86.6 million (Lazard established a reference range of $78.6 million to $90.3 million at the time it delivered its oral opinion).

      No company or transaction used in the above analyses is identical to Equity Bank or the Acquisition Agreement. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading or acquisition values of the companies to which they are being compared.

      The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Lazard believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses or factors, or selecting parts of the above summary, without considering all analyses and factors, could create an incomplete view of the processes underlying the preparation of the Lazard Fairness Opinion. None of the analyses performed by Lazard was indicated by Lazard to have a greater significance than any other. The ranges of valuations resulting from any particular analysis described above should not be taken to be Lazard's view of the actual value of Equity Bank.

      In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Equity Bank. The analyses performed by Lazard are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, the analyses do not purport to be appraisals or to select the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Lazard used in its analyses various projections of future performance prepared by the management of Equity Bank. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered uncertain of occurrence in the amounts and at the times projected. Accordingly, actual results could vary significantly from those set forth in such projections.

      As described above, the Lazard Fairness Opinion was among many factors taken into account by the Company's Board of Directors in making its determination to approve the Acquisition Agreement.

      The terms of the engagement of Lazard were set forth in an engagement letter dated June 11, 1993, and amended on January 20, 1994. Pursuant to that letter, as amended, Lazard was paid a financial advisor's fee of $75,000, and, if the Acquisition Agreement is consummated, the Company will pay to Lazard a transaction fee of $1 million, less the $75,000 previously paid. The Company has further agreed to reimburse Lazard for certain of its reasonable out-of-pocket expenses. The Company has agreed to indemnify Lazard against certain liabilities relating to, or arising out of, the engagement, including liabilities under the federal securities laws.

   Use of Proceeds. As stated in the "Sale of Equity Bank -- Background of and Reasons for the Sale", the Acquisition Agreement provides that the Company is to purchase prior to the consummation of the Acquisition Agreement the Retained Corporations from Equity Bank for a price equal to the then carrying value of the Retained Corporations on the books of Equity Bank. The Company anticipates that such price for the Retained Corporations will be approximately $65.4, which is the carrying value of the Transferred Assets contained in the Retained Corporations on the books of Equity Bank as of December 31, 1993. The Company has arranged with Bank IV Oklahoma, National Association ("Bank IV"), a subsidiary of Fourth Financial, to borrow such funds to acquire the Retained Subsidiaries, with such funds to bear an annual rate of interest of _______% and to be repaid in full as soon as possible after the consummation of the Acquisition Agreement with a portion of the proceeds received as the Purchase Price from Fourth Financial. In addition, the Acquisition Agreement also provides that the Company is to acquire at the time of the consummation of the Acquisition Agreement the (i) Retained Assets for an amount equal to the carrying value of such on the books of Equity Bank at the consummation of the Acquisition Agreement, which is estimated to be approximately $18.9 million, since such was the aggregate carrying value of the Retained Assets as of February 28, 1994, and (ii) the Receivables sold to Equity Bank by the Company and subsidiaries of the Company that are on the books of Equity Bank at the time of consummation of the Acquisition Agreement for an amount equal to Equity Bank's carrying value of such Receivables at the time of such consummation. As of February 28, 1994, Equity Bank owned approximately $19.3 million of such Receivables, which the Company believes will be less than $10 million if the consummation of the Acquisition Agreement occurs on or about June 30, 1994. The Acquisition Agreement also provides that the Company will have the option, but not the obligation, to acquire loans of Equity Bank that have been charged off or written down ("Other Loans") for a price equal to the net book value of each loan that has been written down or $1.00 for each loan charged off. See "Sale of Equity Bank -- Summary of Sale". [As of the date of this Proxy Statement, the Company has not made a decision as to whether it will acquire any Other Loans.]

      The price to be paid for the Retained Assets and, if acquired, the Other Loans shall be paid by the Company at the closing of the sale of Equity Bank utilizing a portion of the Purchase Price. On or prior to consummation of the Acquisition Agreement, the Company expects to have arranged with Bank IV or another financial institution an accounts receivable line of credit to replace, in whole or in part, the accounts receivable line of credit provided by Equity Bank. The Company expects to use proceeds to be received under such line of credit to finance the repurchase of the Receivables from Equity Bank. The Company will use the balance of the Purchase Price (after repaying the loan obtained to purchase the Retained Corporations and payment for the Retained Assets, Receivables, and, if any, the Other Loans) for general working capital purposes.

Business of the Company After the Sale. After completion of the sale of Equity Bank, the Company will continue to operate its industrial businesses consisting of the Chemical Business, The Environmental Control Business, the Automotive Products Business and the Industrial Products Business.

      The Chemical Business. The Chemical Business manufactures and sells specialty explosive products, prilled ammonium nitrate products, and high grade specialty industrial acids to the explosives, agricultural and industrial acids markets. The Chemical Business' revenues (i) for the nine
(9) month period ended September 30, 1993, were approximately $91.0 million, with approximately 35.3% consisting of sales of fertilizer and related chemical products for agricultural purposes; 40.3% consisting of sales to ammonium nitrate and other chemical-based blasting products for the mining industry, and 20.5% consisting of acid sales to the industrial acid markets, and (ii) for the year ended December 31, 1992, were $107.2 million, with 31.8% consisting of sales of fertilizer and related chemical products for agricultural purposes, 41.0% consisting of sales to ammonium nitrate and other chemical-based blasting products for the mining industry, and 26.1% consisting of acid sales to the industrial acid markets.

      The Company believes that the only seasonal products of the Chemical Business are fertilizer and related chemical products sold to the agricultural industry. The selling seasons for those products generally occur during the spring and fall planting seasons (i.e., from February through May and from September through November). In addition, sales to the agricultural markets depend upon weather conditions and other circumstances beyond the control of the Company.

      Ammonia represents an essential component in the production of most of the products of the Chemical Business, and the price of those products generally fluctuates with the price of ammonia. The Company has a contract with a supplier of ammonia pursuant to which the supplier has agreed to supply the ammonia requirements of the Chemical Business on terms the Company considers favorable. The Company believes that it could obtain ammonia from other sources in the event of a termination of that contract.

      The Chemical Business sells and markets its products directly through
its own sales force, twenty   (20) agricultural distribution centers located
in Texas, Missouri, and Tennessee, and thirteen (13) blasting centers located in Missouri, Kentucky, Indiana, Wyoming, West Virginia, Illinois, New Mexico, Georgia, Oklahoma and Kansas.

      The Company's Chemical Business' primary manufacturing operations are conducted on 150 acres of a 1,400-acre tract located in El Dorado, Arkansas (the "Site"). Since the 1940's, the Site has been a manufacturing facility for ammonium nitrate compounds and, until 1969, was a manufacturing facility for ammonia. In 1955, the Site was acquired by Monsanto Company ("Monsanto"), and, in June, 1983, Monsanto sold the Site to El Dorado Chemical Company ("EDC"). EDC was acquired by the Company in 1984. Under the agreement with Monsanto, the indemnification is not assignable to a party to which EDC transfers the Site without the prior written consent of Monsanto, except to any company 100% of the voting stock of which is owned or controlled, directly or indirectly, by EDC. Although EDC has operated the Site since its acquisition from Monsanto in 1983, in 1988 EDC transferred ownership of the Site to the Company, which, in turn, transferred title to a company within the Financial Services Business. The Site, together with certain assets located on the Site, are included in the Transferred Assets. Although no consent was obtained from Monsanto when EDC transferred ownership of the Site to its affiliated company to assign the Monsanto indemnification, if such a consent was required under the agreement with Monsanto, the Monsanto indemnification remains applicable to EDC. The Company's Chemical Business has been advised that the Site had been placed in the Environmental Protection Agency's ("EPA") data-based tracking system (the "System"). The System maintains an inventory of sites in the United States where it is known or suspected that a release of hazardous waste has occurred. Notwithstanding inclusion in the System, EPA regulations recognize that such inclusion does not represent a determination of liability or a finding that any response action will be necessary. Over 36,000 sites in the United States are presently listed in the System. If a site is placed in the System, EPA regulations require that the government or its agent perform a preliminary assessment of the site. If the preliminary assessment determines that there has been a release, or that there is suspected to have occurred a release, at the site of certain types of contam-ination, the EPA will perform a site investigation. Pursuant to such regulations, the State of Arkansas performed such preliminary assessment for the EPA. The preliminary assessment report prepared by the State of Arkansas, dated September 30, 1992, regarding the Site states, in part, that releases of certain types of contaminants at the Site is probable or suspected to have occurred and that certain violations alleged by the State of Arkansas of environmental regulations, some of which are alleged to have occurred between 1989 and 1991, may be contributing factors. The Company believes that a number of statements in the Arkansas report are inaccurate and that others relate to matters that had already been corrected. Accordingly, the Company provided the State of Arkansas with a response to the report which challenged a number of the findings contained therein. The Company understands that this response was forwarded to the EPA by the State of Arkansas. It is anticipated that the EPA will, at some future date, perform a site inspection at the Site, which inspection will usually involve the gathering of additional data including environmental sampling of the Site. After conducting the site inspection, the regulations provide that the EPA may determine that: (i) the Site does not warrant further involvement in the evaluation process, or (ii) that further study of the Site is warranted to determine what appropriate action is to be taken in response to a release of contaminants at the Site or whether such release justifies the Site being placed on the National Priorities List. Being placed in the System will generally be the first step in the EPA's determination as to whether a site will be placed on the National Priorities List. After the EPA completes its site inspection and evaluates other information, the EPA will then assess the Site using the Hazard Ranking System to ascertain whether the Site poses a sufficient risk to human health or the environment to be proposed for the National Priorities List. There are approximately 1,200 sites in the United States presently listed on the National Priorities List. The Company has been advised that there have occurred certain releases of contaminants at the Site. However, the Company does not believe that such releases should warrant the Site being placed on the National Priorities List, but there are no assurances to that effect. The Company is in the process of studying the Site in an attempt to determine the extent of such releases at the Site and when such releases may have occurred. In addition, as a result of certain releases of contaminants at the Site, EDC may be subject to assessment of certain civil penalties. The Company has not yet received from the appropriate governmental agency of the State of Arkansas a determination as to the appropriate plan of remediation of the Site and what contaminants, if any, must be remediated. The Company is unable to estimate the cost of such remediation until the Company receives an acceptable plan from such agency. The Company believes that it will receive such plan from the appropriate Arkansas state agency in the near future and at that time will be able to estimate the cost of such remediation at the Site. While there are no assurances, based on information presently available to the Company, the Company does not believe, as of the date of this Proxy Statement, that the Site being placed in the System or the response to any contamination at the Site or the assessment of penalties, if any, due to release of certain contaminants at the Site should have any material adverse effect on the Company or the Company's financial condition. See "Sale of Equity Bank -- Summary of Sale" for a discussion of certain indemnities provided to Fourth Financial and Bank IV by the Company related to environmental matters as to the Transferred Assets.

      The Environmental Control Business. The Environmental Control Business manufactures and sells a broad range of fan coil, air handling, air conditioning, heating, heat pump and dehumidification products targeted to both new building construction and renovation, as well as industrial applications. For the nine (9) month period ending September 30, 1993, the revenues of the Environmental Control Business were approximately $51.6 million. For the year ended December 31, 1992, the revenues for the Environmental Control Business were $55.0 million.

      Most of the Environmental Control Business' production of the above-described products occurs on a specific order basis. The Company manufactures the units in many sizes, as required by the purchaser, to fit the space and capacity requirements of hotels, motels, schools, hospitals, apartment buildings, office buildings and other commercial or residential structures.

      The Environmental Control Business sells its products to mechanical contractors, original equipment manufactures and distributors. The Company's sales to mechanical contractors primarily occur through independent manufacturer's representatives, who also represent complimentary product lines not manufactured by the Company. Original equipment manufacturers generally consist of other air conditioning and heating equipment manufacturers who resell under their own brand name the products purchased from the Environmental Control Business as a separate item in competition with the Company or as part of a package with other air conditioning-heating equipment products to form a total air conditioning system which they then sell to mechanical contractors or end-users for commercial application. The Environmental Control Business depends primarily on the commercial construction industry, including new construction and the remodeling and renovation of older buildings.

      During 1993, the Environmental Control Business entered into two (2) letters of intent to supply a foreign customer in Poland and a foreign customer in the Ukraine (formerly part of the Soviet Union) with equipment, licenses, designs, tooling, machinery, and technical data and services to manufacture environmental control products. Each letter of intent provides that the purchase price is to be approximately $49 million. Each letter of intent provides that, in lieu of cash, the Company will accept payment in kind of anhydrous ammonia from the foreign customer for use by the Company's Chemical Business. The letter of intent with the customer in Poland has been orally amended to provide that (i) the agreement will be divided into two (2) segments, with a definitive agreement as to the first segment presently being negotiated for approximately one-half of the total purchase price and the second segment for approximately the other half of such purchase price to be negotiated after finalization of the definitive agreement relating to the first segment, and (ii) the Polish customer will pay cash under such contracts in lieu of delivering anhydrous ammonia to the Company. The Company has not yet begun negotiations as to a definitive agreement with the other customer. Each letter of intent is subject to the finalization and the execution of a definitive agreement. The Company has not finalized definitive agreements under either of the letters of intent, and there are no assurances that definitive agreements will be reached on either of these projects.

      The Automotive Products Business. The Automotive Products Business is primarily engaged in the manufacture and sale of a line of anti-friction bearings, which includes straight-thrust and radial-thrust ball bearings, angular contact ball bearings, and certain other automotive replacement parts. These products are used in automobiles, trucks, trailers, tractors, farm and industrial machinery, and other equipment. For the nine (9) month period ending September 30, 1993, and the year ended December 31, 1992, the revenues of the Automotive Products Business were approximately $22.2 million and $20.0 million, respectively.

      The automotive and truck replacement market serves as the principal market for the Automotive Products Business. This business sells its products domestically and for export, principally through independent manufacturers' representatives who also sell other automotive products. Those manufacturers' representatives sell to retailers (including major chain stores), wholesalers, distributors and jobbers. The Automotive Products Business also sells its products directly to original equipment manufacturers and certain major chain stores.

      The Company generally produces or purchases the products sold by the Automotive Products Business in quantities based on a general sales forecast, rather than on specific orders from customers. The Company fills most orders for the automotive replacement market from inventory. The Company generally produces or purchases bearings for original equipment manufacturers after receiving an order from the manufacturer.

      The principal materials that the Automotive Products Business needs to produce its products consist of high alloy steel tubing, steel bars, flat strip coil steel and bearing components produced to specifications. The Company acquires those materials from a variety of domestic and foreign suppliers at competitive prices. The Company does not anticipate having any difficulty in obtaining those materials in the near future.

      The Industrial Products Business. The Industrial Products Business purchases and markets a proprietary line of machine tools and also markets industrial supplies. The current line of machine tools distributed by the Industrial Products Business includes milling, drilling, turning, fabricating and grinding machines. The Company purchases most of the machine tools marketed by the Industrial Products Business from foreign companies, which manufacture the machine tools to the Company's specifications. For the nine
(9) month period ending September 30, 1993, and for the year ended December 31, 1992, the revenues of the Industrial Products Business were approximately $14.6 million and $17.6 million, respectively.

      The Industrial Products Business distributes its machine tools in the United States, Mexico, Canada and certain other foreign markets. The Industrial Products Business sells and distributes its products through its own sales personnel, who call directly on end-users. The Industrial Products Business also sells its machine tools through independent machine tool dealers throughout the United States and Canada, who purchase the machine tools, for resale to end users. The principal markets for machine tools, other than independent machine tool dealers, consist of manufacturing and metal working companies, maintenance facilities, utilities and schools.

      The Industrial Products Business does not depend on any single customer, or a few customers, the loss of any one or more of which would have a material adverse effect on the Industrial Products Business. A significant increase in the revenues of the Industrial Products Business occurred during 1992 and 1993 as a result of an agreement with a Slovakian company ("Buyer") signed July 6, 1992, to supply the Buyer with equipment, technology and technical services to manufacture certain types of automotive bearing products. The agreement provides for a total contract amount of approximately $56.0 million, with $12.0 million of the contract amount to be retained by the Buyer as the Company's subsidiary's equity participation in the Buyer at a nominal amount. The balance of approximately $44.0 million has been or will be paid to the Company's subsidiary as follows: (i) approximately $12.3 million was paid during 1992 as a downpayment, and (ii) the balance of approximately $31.6 million payable in equal quarterly installments over a ten (10) year period, plus interest. Payment of the quarterly installments has been delayed from time to time. However, during the first 1993, approximately $791,000 of such balance was paid by the Buyer to the Industrial Products Business under this agreement. The Industrial Products Business has acquired the machinery and equipment and is developing the tooling and designs to be delivered to the Buyer under the Agreement. The Company has shipped to the Buyer certain machinery and equipment and expects to deliver the balance of such machinery and equipment and the tooling and designs to the Buyer by the end of June, 1994. Circumstances could arise that could delay the delivery of the machinery, equipment, designs and tooling to the Buyer. Under the agreement, the Company's subsidiary will use its best efforts to purchase approximately $14.5 million of bearing products from the Buyer each year over a period of ten (10) years; provided, however, that the Company's subsidiary is not required to purchase more product from the Buyer in any one (1) year than the amount of tapered bearings the Company's subsidiary is able to sell in its market. The Company presently manufactures and purchases from outside sources tapered bearings. During the nine (9) months ended September 30, 1993, and for the year ended December 31, 1992, the Company sold approximately $8.0 million and $6.9 million, respectively, of tapered bearings. The Company believes that the purchase price of these bearings will be favorable compared to its present cost in purchasing these products from other sources or manufacturing these products. Such prices are subject to increases or decreases based upon price increases or decreases sustained in the United States bearing industry. The Company will recognize revenues and profits on the sale of equipment and technology over the term of the agreement as they are realized. The revenue and profit realized during the delivery and installation period will be recognized on a percentage of completion basis. During the nine (9) months ended September 30, 1993, and the year ended December 31, 1992, the Company recorded sales of approximately $5.4 million and $6.2 million, respectively, in connection with the agreement. The per-centage of completion will be determined by relating the productive costs incurred to date to the total productive costs estimated to complete the performance under the contract for delivery and installation. The Company presently meets all of its obligations under the contract which generally coincides with the payout term.

      During the last quarter of 1993, the Industrial Products Business exchanged its rights to an equity interest in the Buyer to a foreign non-affiliated company ("Purchaser of the Interest") for $12.0 million in notes. The Company has been advised that the Buyer has agreed to repurchase from the Purchaser of the Interest up to $6 million of such equity interest over a six
(6) year period, with payment to be either in cash or bearing products. The notes issued to the Industrial Products Business for its rights to the equity interest in the Buyer will only be payable when, as and if the Purchaser of the Interest collects from the Buyer for such equity interest, and the method of payment to the Company will be either cash or bearing products in the same manner as received by the Purchaser of the Interest from the Buyer. Due to the Company's inability to determine what payments, if any, it will receive on such notes, the Company will continue to carry such notes at a nominal amount.

      See "Sale of Equity Bank -- The Company and Fourth Financial", "Pro Forma Financial Statements" and "Incorporation of Certain Documents by Reference".

Recent Developments of the Company. In addition to those described in this Proxy Statement, the Company did not have any material change in the Company's affairs which have occurred since December 31, 1992, that have not been described in a report on Form 10-K, Form 10-Q or Form 8-K filed by the Company under the Securities and Exchange Commission ("SEC"), except that during November, 1993, the Company's Chemical Business acquired an additional concentrated nitric acid plant and related assets ("Plant and Assets") for approximately $1.9 million. The Chemical Business is in the process of moving such Plant and Assets from Illinois to, and installing such at, its manufac-turing plant located in El Dorado, Arkansas. The Company anticipates that the total amount that will be expended to acquire, move and install the Plant and Assets will be approximately $12.0 million. In addition, the Company's consolidated net income for the year ended December 31, 1993, was $______________, as compared to $9.2 million for the year ended December 31, 1992.

Accounting Treatment in Connection with the Sale. As Equity Bank represents all of the operations of the Company's Financial Services Business, the sale of Equity Bank will result in the disposal of a business segment for financial reporting purposes by the Company. Accordingly, the financial statements of the Company for 1993 and prior years will reflect the operations of Equity Bank as a discontinued operation. The gain on the sale of Equity Bank will be reflected when the sale is consummated, which is expected to occur during the second quarter of 1994.

Federal Income Tax Consequences. The following is a summary of certain of the federal income tax consequences to the Company as a result of the sale of Equity Bank under the Acquisition Agreement, which summary is believed by the Company to contain a description of all material tax aspects of the sale of Equity Bank under the Acquisition Agreement. The consummation of such sale will not in itself be a taxable event for the shareholders of the Company.

      The Company, Equity Bank, and the Company's other subsidiaries file a consolidated federal income tax return. The Company expects to realize a consolidated net loss for federal income tax purposes upon the consummation of the sale of Equity Bank in the amount of approximately $19.9 million. Under the Treasury Regulations promulgated by the Internal Revenue Service (the "IRS") governing consolidated returns in effect as of the date of this Proxy Statement (the "Consolidated Return Regulations"), no deduction is generally allowed for any loss recognized by a member of a consolidated group with respect to the disposition of stock of a subsidiary. Accordingly, the Company may not deduct any losses arising from the consummation of the sale of Equity Bank.

      The Consolidated Return Regulations permit the Company to elect to reattribute to itself the amount of any disallowed loss which is otherwise attributable to Equity Bank. Under the terms of the Acquisition Agreement, Equity Bank is required to indemnify Fourth Financial and Bank IV from any reduction in the aggregate amount of Equity Bank's net operating loss carryforward for federal income tax purposes below $64.0 million; provided,
however, that such reduction results   from either (i) a reduction required by
final action of the Internal Revenue Service and made retroactive to the period prior to the consummation of the sale of Equity Bank under the Acquisition Agreement, or (ii) a reduction in the net operating loss carryforward of Equity Bank at the consummation of the Acquisition Agreement attributable to the consolidated taxable income of the Company. The Company is required to indemnify Fourth Financial in an amount (not to exceed $10.5 million, which represents that amount allocated toward the Purchase Price for
Equity Bank's net operating loss) equal to   the product of (a) the dollar
amount of such remediation and (b) a fraction, the numerator of which shall be $10.5 million and the denominator of which shall be $64.0 million, except that the Company shall have the right to be released from such net operating loss carryforward indemnification by electing to have the Purchase Price reduced by $600,000. See "Sale of Equity Bank -- Summary of Sale". Any significant reattribution of such disallowed loss would result in Equity Bank's net operating loss carryovers being reduced to an amount less than $64.0 million, thereby invoking the Company's obligation to indemnify Fourth Financial, unless such indemnification is eliminated by the Company electing to have the Purchase Price reduced by $600,000; therefore, if the Company does not elect to have the indemnification eliminated, it is anticipated that the Company will not elect to reattribute any such disallowed loss.

      The consolidated net loss which the Company expects to recognize in connection with the sale of Equity Bank under the Acquisition Agreement for federal tax purposes differs substantially from the net gain arising from the sale of Equity Bank under the Acquisition Agreement as computed for financial accounting purposes. The Company expects to realize a net gain of approximately $25.0 million for financial accounting purposes. This difference is primarily attributable to the Company's increased tax basis in its shares of Equity Bank stock under the Consolidated Return Regulations as a result of (i) the amount of nontaxable assistance to Equity Bank by the Federal Savings and Loan Insurance Corporation which is excluded from Equity Bank's taxable income without a corresponding reduction in tax basis and (ii) the amount of Equity Bank's net operating loss carryovers which are unused by the Company's consolidated group at the time of the consummation of the sale of Equity Bank under the Acquisition Agreement. Other factors creating the difference relate to increases in the Company's basis in its shares of Equity Bank stock attributable to temporary differences between financial accounting and income tax reporting.

      The calculation of the consolidated net loss which the Company expects to realize in connection with the sale of Equity Bank under the Acquisition Agreement is based upon the Consolidated Return Regulations in effect as of the date of this Proxy Statement. On November 12, 1992, certain proposed amendments to the Consolidated Return Regulations were published in the Federal Register (the "Proposed Regulations"). The Proposed Regulations, if effective, would result in a reduction of the Company's basis in its shares of Equity Bank stock by certain net operating loss carryovers attributable to Equity Bank which have expired since Equity Bank has been a member of the Company's consolidated group. This stock basis reduction is not required under the Consolidated Return Regulations currently in effect.

      As of December 31, 1993, the amount of Equity Bank's expired net operating loss carryovers was approximately $36.1 million. Thus, the Proposed Regulations, if effective, would result in a reduction of approximately $36.1 million in the Company's basis in its shares of Equity Bank stock. This reduction would result in the recognition by the Company of a consolidated net gain in connection with the sale of Equity Bank of approximately $16.2 million for federal tax purposes. The approximately $16.2 million gain which would be generated under the Proposed Regulations would be applied against and result in a reduction of Equity Bank's net operating loss carryovers in the amount of approximately $5.0 million and the reduction of the Company's net operating loss carryovers in the amount of approximately $11.2 million. This reduction of Equity Bank's net operating loss carryovers by approximately $5.0 million would invoke the Company's obligation to indemnity Fourth Financial for the reduction of Equity Bank's net operating loss carryovers below $64.0 million, for an amount equal to a percentage of the amount by which Equity Bank's net operating losses are reduced below $64.0 million.

      The Proposed Regulations have not been finalized as of the date of this Proxy Statement, and, if finalized, will be effective as to transactions occurring after the date the Proposed Regulations are filed in final form with the Federal Register. Thus, the Proposed Regulations will not be effective as to the sale of Equity Bank under the Acquisition Agreement if the sale of Equity Bank under the Acquisition Agreement occurs prior to the date the Proposed Regulations are published in final form with the Federal Register. The Company has reserved the right under the Acquisition Agreement to terminate the Acquisition Agreement and cancel the sale of Equity Bank under the Acquisition Agreement if the Proposed Regulations become effective prior to the consummation of the sale of Equity Bank under the Acquisition Agreement or if any other change in the law occurs with the effect that the tax basis of the Company in its shares of Equity Bank stock shall be significantly reduced. See "Summary of the Sale of Equity Bank".

Regulatory Matters. As a federally chartered savings institution, the acquisition of Equity Bank by Fourth Financial is subject to the approval of the Office of Thrift Supervision under the Home Owners' Loan Act. In addition, the acquisition by Fourth Financial is subject to the approval of the board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and the Merger with Bank IV is subject to the approval of the United States Office of the Comptroller of the Currency under the National Bank Act. In considering the applications, applicable law requires that the agencies take into consideration the financial and managerial resources and future prospects of Fourth Financial and Bank IV as well as the competitive effects of the acquisition and Merger. Following the receipt of such approvals, a period of thirty (30) days must expire within which time the Federal Trade Commission ("FTC") or the Assistant Attorney General ("Attorney General") may file objections to the acquisition of the Merger under the Hart-Scott-Rodino Antitrust Improvement Act. The foregoing applications have not as of the date of this Proxy Statement been filed with the appropriate agencies and, when they are, there can be no assurance that all such approvals will, in fact, be obtained.

Appraisal Rights. Pursuant to the Delaware General Corporation Law, holders of shares of the Company's voting securities will not be entitled to rights of appraisal in connection with the sale of Equity Bank under the Acquisition Agreement.

Shareholder Approval. The Company is a Delaware corporation and, under Delaware law, a sale of all or substantially all of the Company's assets would require shareholder approval by the affirmative vote of a majority of the outstanding stock of the Company entitled to vote thereon, unless otherwise provided in the Company's certificate of incorporation. The business proposed to be sold comprises all of the Financial Services Business of the Company. This sale does not include any of the Company's industrial businesses, consisting of its Chemical Business, Environmental Control Business, Automotive Products Business or Industrial Products Business, and, as a result, the Company does not believe that such constitutes a sale of all or substantially all of the Company's assets.

      Article Eleventh of the Company's Restated Certificate of Incorporation provides, among other things, that, in addition to any affirmative vote of the holders of the outstanding voting capital stock required by law or the Company's Restated Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of the Company voting as a single class shall be required for the approval or authorization of any sale, lease or exchange of all or substantially all of the assets of the Company; provided, however, that such two-thirds voting requirement shall not be applicable if such transaction has been approved by a vote of at least a majority of the members of the Board of Directors of the Company. Although the Company does not believe the sale of Equity Bank constitutes a sale of all or substantially all of the Company's assets since the sale of Equity Bank to Fourth Financial was approved by more than a majority of the Board of Directors (see "Sale of Equity Bank -- Background of and Reasons for the Sale"), then the sale of Equity Bank to Fourth Financial under the Acquisition Agreement, if such constituted a sale of all or substantially all of the Company's assets, would require only the affirmative vote of a majority of the outstanding voting stock of the Company as of the close of business on the Record Date.

      While the Financial Services Business constituted a significant portion of the total consolidated assets, at historical cost, of the Company as at September 30, 1993, the Financial Services Business comprised only 14.8% and 19.0% of the consolidated revenues of the Company for the nine (9) month period ended September 30, 1993, and for the year ended December 31, 1992, respectively, and only 12.8% and 11.5% of the Company's consolidated operating income for the nine (9) month period ended September 30, 1993, and for the year ended December 31, 1992, respectively.

      The sale of Equity Bank is not believed by the Company to be deemed to be a sale of all or substantially all of the Company's assets under applicable Delaware law. However, the Board of Directors has determined that the sale of Equity Bank represents a significant step for the Company and, notwithstanding the fact that the Company does not believe that it is legally required to obtain shareholder approval for the proposed transaction, the Board of Directors has determined in this case that the sale of Equity Bank will be concluded only if it receives the affirmative vote of a majority of the votes cast by all shareholders voting as a single class entitled to vote thereon, in person or by proxy at the Special Meeting. As of the Record Date, the directors and officers, and their spouses and children, of the Company beneficially owned approximately 33.0% of the outstanding shares of voting stock of the Company, and they have indicated that they intend to vote all such shares in favor of the sale of Equity Bank. However, if such required vote is not obtained, the Company will terminate the Acquisition Agreement in accordance with its terms. Approval at the Special Meeting by the shareholders of the Company of the Acquisition Agreement and the transactions contemplated thereby will also authorize the Company, without further shareholder approval and without further solicitation of proxies from shareholders to make future modifications and amendments to the terms and conditions of the sale of Equity Bank which either are (i) not material or
(ii) required by the regulators in order to obtain regulatory approval, including material amendments or modifications required by the regulators . The Company is not currently aware of any such amendments or modifications which are expected to occur or of any estoppel effects respecting the sale of Equity Bank which will be applicable to a shareholder depending on the manner of such shareholder's vote.

      If the sale of Equity Bank to Fourth Financial is not approved, the likely alternatives which will be considered by the Board of Directors for the foreseeable future consist of the continued ownership and operation of Equity Bank by the Company or negotiate with other possible parties to acquire Equity Bank.

Summary of Sale. The following is a summary of the Acquisition Agreement, a copy of which is attached hereto as Exhibit "A" to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Acquisition Agreement. Terms which are not otherwise defined in this summary have the meaning set forth in the Acquisition Agreement. Although, such is a summary, the following is a discription of all material matter contained in the Acquisition Agreement. For purposes of such summary, references to the "Company" are to both the Company and Prime unless the context requires otherwise.

      Business to be Sold. The terms of the Acquisition Agreement contemplate, among other things, the sale of all of the issued and outstanding capital stock of Equity Bank, which constitutes the sale of the Company's Financial Services Business. After the sale of Equity Bank, the Company will continue to operate its industrial businesses through the Chemical Business, Environmental Control Business, Automotive Products Business and Industrial Products Business. The Acquisition Agreement also contemplates that after the sale of Equity Bank, Fourth Financial will merge Equity Bank into its wholly-owned subsidiary, Bank IV (the "Merger"). The closing of the Acquisition
Agreement   is to occur within fifteen (15) days after obtaining the necessary
Regulatory Approvals (as defined below under "Sale of Equity Bank -- Required Consents and Approvals") or non-objection, as the case may be, of all governmental, self governing agencies required in order to consummate the sale of Equity Bank, the Merger, and the retention by Bank IV of Equity Bank and the following subsidiaries of Equity Bank: Credit Card Center, Inc., Equity Financial Services Corp., and United BankCard, Inc. (such Equity Bank subsidiaries are referred to as the "Corporations") contained in the Acquisition Agreement (the "Closing"), assuming all of the conditions precedent contained in the Acquisition Agreement are met or waived on or prior to the Closing.

      Prior to the Closing, the Company has agreed to purchase from Equity Bank the Retained Corporations. Under the Acquisition Agreement, the Company
will pay to Equity Bank for the Retained Corporations an amount equal to   the
carrying value of   the Transferred Assets within the Retained Corporations as of the date of purchase of such Retained Corporations. As of December 31, 1993, Equity Bank's carrying value of the Transferred Assets held by the Retained Corporations is approximately $65.4 million. In addition, the Acquisition Agreement provides that the Company is to purchase from Equity Bank at the Closing for an amount equal to Equity Bank's aggregate carrying value thereof at the Closing (i) the Equity Tower Loan, which Equity Bank has previously classified as an in substance foreclosure on its books, and (ii) all OREO (the Equity Tower Loan and the OREO have been previously col-lectively defined as the "Retained Assets"). As of February 28, 1994,
Equity Bank's aggregate carrying value of the Retained Assets was approximately $18.9 million. In addition, under the Acquisition Agreement the Company has agreed to purchase from Equity Bank at the Closing the Receivables sold to Equity Bank by the Company and its subsidiaries for an amount equal to Equity Bank's carrying value of such Receivables at the Closing. As of February 28, 1994, Equity Bank owned approximately $19.3 million of such Receivables, which the Company believes will be less than $10 million if the Closing occurs on or about June 30, 1994. See "Sale of Equity Bank -- Use of Proceeds".

      The Company shall have the option to acquire any loan owned by Equity Bank that has been charged off or written down for a purchase price equal to Equity Bank's net book value of each loan that has been written down and for a
purchase price of $1.00 in the case of each loan that has been   charged off.

      The Company shall have the option to be released from its obligations to indemnify Fourth Financial and Bank IV regarding Equity Bank's net operating loss carryovers by having the Purchase Price to be paid by Fourth Financial
reduced by   $600,000, as further discussed under "Representations, Warranties and Indemnities" of this section.

      Purchase Price. The purchase price ("Purchase Price") to be paid by Fourth Financial for Equity Bank under the Acquisition Agreement at the Closing is estimated to be approximately $92 million. The exact amount of the
Purchase Price is   based on a formula with the exact amount to be determined
at Closing as the sum of the following: (i) the tangible book value of Equity Bank (defined as the aggregate consolidated stockholders' equity of Equity Bank, less the amounts in the accounts relating to purchased mortgage servicing rights, goodwill, and United BankCard goodwill) at the Closing, plus a premium over Equity Bank's tangible book value of the following determined at the Closing: (a) $9.3 million for Equity Bank's credit card business, (b) 1% of the aggregate of the unpaid principal balance at Closing of Equity Bank's loans secured by fixed rate mortgages having fully amortizing original terms of fifteen (15) years or less, excluding loans originated after October 31, 1993, (c) 6% of the aggregate unpaid principal balance at Closing of Equity Bank's loans secured by fixed rate mortgages having fully amortizing original terms in excess of fifteen (15) years but not more than thirty (30) years, excluding loans originated after October 31, 1993, and (d) 2% of the aggregate unpaid principal balance at Closing of Equity Bank's loans secured by variable rate mortgages, excluding loans originated after October 31, 1993;
(ii) an amount at the Closing equal to the unamortized discount on Equity Bank's mortgages included in (i) (b), (c), and (d) above; (iii) an amount at the Closing equal to (a) 0.65% of the aggregate unpaid principal balance of loans serviced by Equity Bank prior to March 1, 1993, on which Equity Bank performs mortgage servicing (other than loans serviced for the account of Equity Bank), (b) 1% of such balance on such loans serviced by Equity Bank that were originated after March 31, 1993, secured by fixed or adjustable rate mortgages of fully amortizing original terms of at least ten (10) but not more than fifteen (15) years, and (c) 1.25% of such balance on such loans originated on or after March 1, 1993, secured by fixed or adjustable rate mortgages having original fully amortized terms of more than fifteen (15) but
not more than thirty (30) years; (iv)   an amount obtained by subtracting the
"required reserve" (as defined below) from Equity Bank's actual loan loss reserve account at the Closing, with the "required reserve" meaning $2.7 million as adjusted by the amount by which Equity Bank's loan loss account would have been adjusted at the Closing under normal and prudent banking practice to reflect aggregate changes of at least $500,000 occurring subsequent to October 31, 1993, or originating since October 31, 1993, and not reviewed in advance by Fourth Financial; provided, that no such change in the quality of a loan is to be included in the calculation to the extent such change has been reflected in the tangible book value of Equity Bank at the Closing or if such change is less than $25,000; (v) to the extent not otherwise reflected in the tangible book value of Equity Bank, an amount, either positive or negative, by which the aggregate fair market value of Equity Bank's securities portfolio at the Closing differs from Equity Bank's book value of such portfolio at the Closing; (vi) the difference, positive or negative, between the carrying value of Equity Bank's time deposits and the aggregate value of such deposits after repricing them to the Treasury yield curve at the Closing; (vii) $10.5 million for Equity Bank's net operating loss; (viii) $11.0 million for Equity Bank's deposit balance; and, (ix) $1.4 million for certain of Equity Bank's branches.

      The percentages specified in (i)(b) and (c) immediately above are determined utilizing the spread between the bank's average portfolio yield and FNMA required thirty (30) day yield as of August 31, 1993. If, at the time of the Closing, such spreads have fluctuated by more than 0.25%, the applicable percentages in such subparagraphs (i)(b) and (c) will be adjusted up or down by one-fourth of 1% for each full one-eighth of 1% change in the spread, in the case of loans with an original term of fifteen (15) years or less, and by three-eighths of 1% for each full one-eighth of 1% change in the spread, in
the case of loans with an original term of more than fifteen (15) but   not
more than thirty (30) years.

      Based on the above, the Company estimates that at the Closing the Purchase Price will be approximately $92 million, which amount is estimated based upon estimates which cannot be definitively determined until the Closing. Among other things, management of the Company has estimated Equity Bank's earnings through March 31, 1994, in order to estimate tangible net worth of Equity Bank, a major component of the Purchase Price, and made estimates with respect to the other variables which make up the Purchase Price. The date of Closing is not known as of the date of this Proxy Statement, and the Purchase Price will be affected by the results of operations of and the fluctuation of interest rates between the date of this Proxy Statement and the Closing. Notwithstanding the foregoing, if the Purchase Price, as finally determined at the Closing, is less than $92 million, the Company may, at its option, terminate the Acquisition Agreement.

      Representations, Warranties and Indemnities. In the Acquisition Agreement, the Company made certain representations and warranties to Fourth Financial, including as to: the organization, good standing and authority of the Company and the Corporations; the Acquisition Agreement as a binding obligation of the Company; Equity Bank's financial statements; certain tax matters; Equity Bank's capitalization; the financial statements of Equity Bank; the absence of certain changes, violations of law, events or defaults respecting the Company, Equity Bank and the other Corporations; pending or threatened litigation affecting the Company, Equity Bank or any of the other Corporations; compliance with applicable laws (including, without limitation, applicable environmental laws); real and personal property owned or leased by Equity Bank or any other Corporation; material contracts; the status of employee benefit plans and employee compensation arrangements; labor relations; government authorizations; maintenance of insurance; notes and leases of Equity of Equity Bank or any other Corporations; payments to brokers; and, environmental compliance. Fourth Financial made certain representations and warranties to the Company including as to: the organization, good standing and authority of Fourth Financial; the Acquisition Agreement as a binding obligation of Fourth Financial; the absence of certain changes, violations of law, events or defaults respecting Fourth Financial; obtaining the Regulatory Approvals; and, the future capitalization of Bank IV.

      The Acquisition Agreement also provides indemnification obligations. Specifically, the Company has agreed to indemnify and hold harmless Fourth Financial, Bank IV and the Corporations against and with respect to any liabilities arising from any material uncured breach or nonfulfillment of any of the warranties, agreements, or representations made by the Company. The Acquisition Agreement provides generally that a minimum $1.0 million in damages must be sustained before seeking monetary recovery pursuant to certain of the indemnification provisions, and that the Company shall not be required to pay more than $25.0 million pursuant to the indemnification obligations.

      The Company has also agreed to indemnify Fourth Financial and Bank IV from any reduction below $64.0 million in the aggregate amount of Equity Bank's net operating loss carryforwards for federal income tax purposes as a result of final action of the Internal Revenue Service made retroactive to the period prior to the Closing or such a reduction at the Closing is attributable to the consolidated taxable income of the Company; provided, however, the payment to be made by the Company shall not exceed an amount equal to the product of (a) the dollar amount of such reduction, and (b) a fraction, the numerator of which shall be $10.5 million and the denominator of which shall be $64.0 million. Thus, the Company's aggregate liability for indemnification as a result of the reduction in the aggregate amount of Equity Bank's net
operating loss   carryforward should not exceed $10.5 million.  As stated
above, the Company has the option to be released from its indemnification obligation relating to Equity Bank's net operating loss by having the amount of the Purchase Price to be paid by Fourth Financial at the Closing reduced by
the sum of   $600,000.  This indemnification is not subject to the $1.0 million deductibility and $25.0 million maximum liability provisions.

      The Acquisition Agreement also provides that the Company shall indemnify and hold harmless Fourth Financial, Equity Bank, and Bank IV against and with respect to certain liabilities relating to environmental matters relating to the Transferred Assets that are acquired by the Company as part of the Retained Corporations. In addition, under the Acquisition Agreement, the Company has agreed to indemnify and hold harmless Fourth Financial, Bank IV and Equity Bank against liabilities relating to (i) the frozen 401-K plan of Equity Bank's bankcard division involving approximately thirteen (13) employees, (ii) one (1) lawsuit ("Lawsuit") in which the maximum liability could be approximately $143,000 if the defenses asserted are deemed not to be valid, and (iii) the pending Internal Revenue Service examination of a supplier of computer services to a partnership in which Equity Bank was believed to be a limited partner. Under the terms of the Acquisition Agreement, Bank IV shall pay one-half of the out-of-pocket attorney fees and costs incurred in connection with the Lawsuit. The indemnifications for matters described in this paragraph are not subject to the $1.0 million deductibility and the $25.0 maximum liability provisions.

      Fourth Financial has agreed to indemnify and hold harmless any officer, director, or employee of Equity Bank or any of the other Corporations from and against any liability in connection with any claim in which such persons are, or threatened to be made, a party based on such person's status as an officer, director or employee of a Corporation prior to Closing, if such claim pertains to any matter arising prior to the Closing.

      The representations and warranties set forth in the Acquisition Agreement will survive for two (2) years following the Closing. However, notwithstanding the two (2) year survival period (i) a three (3) year period of survival will apply to certain representations of the Company relating to the payment of taxes (ii) the obligation of the Company arising as a result of a reduction in Equity Bank's net operating loss below $64.0 million shall survive until the earlier of October 31, 1998, or thirty (30) days after the Internal Revenue Service's completion of its examination of Fourth Financial's 1994 federal income tax returns; and, (iii) there shall be no time limit with respect to the indemnification for environmental liabilities with respect to the Retained Corporations.

      In addition, the parties' indemnity does not apply to claims for any breaches which were communicated to the nonbreaching party prior to the Closing where nonbreaching party elects to close the transactions contemplated by the Acquisition Agreement notwithstanding notification of such breach or misrepresentation.

      Required Consents and Approvals. The Acquisition Agreement provides that the consummation of the transactions contemplated by the Acquisition Agreement is subject to the approval, consent or non-objection, as the case may be, of the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the United States Controller of the Currency, and all other necessary governmental or self-governing agencies (the "Regulatory Approvals"). See "Sale of Equity Bank -- Regulatory Matters".

      The Acquisition Agreement also provides that the obligations of the Company under the Acquisition Agreement are subject to the approval of the shareholders of the Company of the Acquisition Agreement and the transactions contemplated thereby.

      Closing Conditions. The obligations of the Company and Fourth Financial to consummate the transactions contemplated by the Acquisition Agreement are subject to the satisfaction or waiver of the following conditions at or prior to Closing: (i) all Regulatory Approvals in connection with the sale of Equity Bank, the Merger, and the retention by Bank IV of the Corporations shall have been procured; and (ii) no proceeding, whether judicial or administrative, shall be pending or threatened for the purpose of enjoining or preventing the sale of Equity Bank, the Merger or any of the other transactions permitted or contemplated by the Acquisition Agreement, and no order, judgment, or decree shall be outstanding restraining or enjoining consummation of the same.

      The obligations of the Company to consummate the transactions con-templated by the Acquisition Agreement are further subject to satisfaction or waiver of the following conditions at or prior to Closing: (i) the representations and warranties of Fourth Financial shall have been true and correct in all respects when such representations and warranties were originally made and as of the date of Closing (except for such changes permitted in compliance with the Acquisition Agreement); (ii) Fourth Financial shall have duly performed all of its obligations under the Acquisition Agreement; (iii) the Purchase Price shall not be less than $92 million, less the amount of the option price for release of the indemnification regarding Equity Bank's net operating loss carryovers if such is exercised by the Company ; (iv) the Company shall have a written opinion from Lazard as to the fairness of the Purchase Price to the Company from a financial standpoint; (v) all certificates and opinions required to be delivered by Fourth Financial or any other party representing Fourth Financial, as contemplated by the Acquisition Agreement shall have been duly executed and delivered, including, without limitation, the execution and delivery of the opinion of counsel to Fourth Financial; (vi) the shareholders of the Company shall have approved the Acquisition Agreement and the sale of Equity Bank; (vii) no change in the law shall have occurred with the effect of significantly reducing the tax basis of the Company in its shares of Equity Bank, including, but not limited to, the final adoption of the proposed changes to the Treasury Regulations at Section
1.1502-33; and, (viii) all of the Retained Assets, Receivables and   the
Retained Corporations shall have been transferred to the Company as provided in the Acquisition Agreement.

      The obligations of Fourth Financial to consummate the transactions contemplated by the Acquisition Agreement are further subject to the satisfaction or waiver of the following conditions at or prior to the Closing:
(i) the tangible   book value of Equity Bank, without taking into account
restructuring charges, shall not be less than $41.0 million; (ii) all certificates and opinions required to be delivered by the Company or any other party representing the Company, as contemplated by the Acquisition Agreement shall have been duly executed and delivered, including, without limitation, the execution and delivery of the opinion of counsel to the Company and the Corporations; (iii)the representations and warranties of the Company shall have been true and correct in all respects when such representations and warranties were originally made and as of the date of Closing (except for such changes permitted in compliance with the Acquisition Agreement); (iv) the Company shall have duly performed all of its obligations under the Acquisition Agreement; (v) the Company shall have delivered to Fourth Financial the written resignations, effective at Closing, of certain officers and directors of Equity Bank and the other Corporations as requested by Fourth Financial;
(vi) the Company shall have delivered to Fourth Financial a copy of Equity Bank's audited consolidated financial statements as of December 31, 1993 and
for the year then ended;   (vii) Bank IV shall have entered into leases as
lessee of a certain portion of Equity Tower and as lessee of the Branch, and
(viii) Fourth Financial shall have secured satisfactory environmental assessment reports relating to certain real properties of Equity Bank.

      Additional Agreements of the Parties. The Acquisition Agreement provides that the Company shall use its reasonably best efforts to cause Equity Bank and each of the other Corporations to conduct its business in the ordinary and usual course consistent with past practice. In connection with, and without limitation to, the foregoing, prior to the Closing and without the consent of Fourth Financial: (i) no changes may be made in the Corporations' certificate of incorporation, charter or bylaws; (ii) no changes may be made in the authorized or issued shares of capital stock or any security convertible into any class of the Corporations' capital stock; (iii) no dividends or other distributions in respect of any class of the Corporations' capital stock may be declared or paid; (iv) no material amendment to any employment contract, stock option, or similar employee benefit arrangement may be adopted, except (a) normal individual increases in compensation to employees in accordance with established employee procedures, (b) the Fourth Financial Corporation Acquisition Severance Schedule, and (c) severance agreements to be performed by the Company without any obligation of Equity Bank or Fourth Financial; (v) Equity Bank and the other Corporations may not, except in the ordinary and usual course of business (a) guarantee or assume any indebtedness of any other individual, firm or corporation, (b) pay or incur any obligation or liability; (vi) except for transactions in the ordinary and usual course of its business, Equity Bank shall not (a) mortgage or otherwise encumber any of its properties or assets and (b) sell or transfer any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claims held by it; (vii) the Corporations shall not make any investment of a capital nature in excess of $25,000 for any one item or group of similar items, other than certain planned leasehold improvements being made to Equity Tower and the Branch; (viii) the Corporations may not enter into any other agreement not in the usual course of business; and, (ix) the Corporations may own only certain investment securities.

      Prior to the Closing, the Acquisition Agreement also provides that the Company shall use its reasonable and best efforts to cause each of the Corporations to conduct its respective business in the ordinary and usual course consistent with previous practice and to use its reasonable and best efforts (i) to maintain its existing business organization intact; (ii) keep available to Bank IV the services of the present officers and employees of Equity Bank; (iii) to preserve the goodwill of customers with Equity Bank;
(iv) to maintain its properties; (v) to comply with applicable laws; (vi) to maintain existing policies of insurance; (vii) to make no material change in the terms and conditions upon which it does business; (viii) to continue its current practice of selling loans secured by fixed rate mortgages on a service-retained basis; (ix) to duly and timely file all government, state and local authorities' reports and returns; and, (x) to pay all material taxes and to withhold or collect and pay all taxes and other assessments which it believes, in good faith, to be required by law to be so withheld or collected.

      The Acquisition Agreement further provides that (i) Equity Bank shall give Fourth Financial and its counsel and accountants access to their respective properties, books and records, and Fourth Financial shall treat as confidential all confidential information disclosed to it; (ii) the Company agrees not to transfer or encumber any shares of Equity Bank stock prior to Closing; (iii) the Company shall cause Equity Bank and the Corporations to take all such corporate action as may be necessary to (a) obtain all required Regulatory Approvals, (b) authorize, execute and perform the Bank Merger Agreement; and, (iv) the Corporations shall cooperate in Fourth Financial's efforts to obtain certain reports and surveys.

      The Acquisition Agreement provides that Fourth Financial shall (i) use its best efforts and good faith to obtain all necessary Regulatory Approvals;
(ii) observe the confidentiality of information obtained from the Company and the Corporations; (iii) consult with the Company prior to issuing any planned public statement regarding the subject matter of the Acquisition Agreement or the termination thereof; (iv) cause Bank IV to be well capitalized upon the consummation of the transactions contemplated by the Acquisition Agreement at and immediately following the Closing; (vi) provide the Company with such information as the Company may request in connection in preparation of material for the Company's shareholders' meeting to approve the Acquisition Agreement; (vii) following the Closing, permit the Company to examine the former records of Equity Bank or the other Corporations in order to defend against new legal action with respect to matters occurring prior to Closing.

      No Sale Negotiations.  Under  the Acquisition Agreement   the Company
has agreed prior to the Closing, not to sell, pledge, encumber, or otherwise hypothecate or transfer any shares of Equity Bank.

      Additional Termination Provisions. In addition to the termination provisions previously described, the Acquisition Agreement provides that it may be terminated at any time prior to Closing by (i) mutual consent of the parties; (ii) by either party if the Regulatory Approvals have not been approved or the conditions to obtaining a Regulatory Approval are reasonably deemed onerous by Fourth Financial or the Company; or (iii) on June 30, 1994, unless extended by agreement of the parties, if the conditions to the obligations of the parties have not occurred on or before June 30, 1994.

      The Company or Fourth Financial may terminate the Acquisition Agreement in the event of (i) any uncured material breach of any of the obligations, covenants or warranties of the other party, or (ii) any written representation furnished by the other party is false or misleading in any material respect at the time made in relation to the size and scope of the transactions contemplated by the Acquisition Agreement.

      Expenses. The Acquisition Agreement provides that each party shall pay all of its costs and expenses incurred in connection with the Acquisition Agreement and the transactions contemplated thereby, whether or not the sale of Equity Bank is consummated and whether or not the Acquisition Agreement is terminated.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SALE OF EQUITY BANK PURSUANT TO THE ACQUISITION AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE SALE OF EQUITY BANK.


                          SELECTED FINANCIAL DATA

Historical Selected Financial Data. The selected financial information presented below has been derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company incorporated by reference in this Proxy Statement. The historical financial data for the five (5) years ended December 31, 1992, is derived from the Company's audited Consolidated Financial Statements for such years. The historical financial data for the nine (9) months ended September 30, 1993 and 1992, is derived from unaudited consolidated financial statements of the Company for such periods, and, in the opinion of management, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such interim periods. Results for the interim periods are not necessarily indicative of the results for the entire year.

                    (Amounts in thousands, except per share data)

                                                                         Nine months ended
                                     Years ended December 31,               September 30,

                               1988       1989      1990       1991       1992       1992      1993
Selected statement of
operations data:

   Net sales                $ 211,709  $ 212,748  $ 196,577  $ 177,035  $ 198,373  $150,858     $ 177,798
                            =========  =========  =========  =========  =========  ========     =========
   Interest income on
     loans and invest-
     ments                  $   3,557  $  28,746  $  33,856  $  40,548   $  32,205  $  24,604   $  20,911
   FSLIC interest and       =========  =========  =========  =========   =========  =========   =========
     yield maintenance      $       -  $  10,089  $   7,803  $   3,441   $     936  $     712   $       -
                            =========  =========  =========  =========   =========  =========   =======
   Total revenues           $ 216,309  $ 262,590  $ 248,226  $ 234,191   $ 246,783  $ 188,238   $ 210,567
                            =========  =========  =========  =========   =========  =========   =========
   Interest expense:
     Deposits               $   5,167  $  30,580  $  27,940  $  23,144   $  16,445  $  12,982   $   9,556
     Long-term debt
       and other                8,112     13,996     16,100     16,142      13,194     10,108       7,305
                            ---------  ---------  ---------  ---------   ---------  ---------
                            $  13,279   $ 44,576  $ 44,040   $  39,286   $  29,639  $  23,090   $  16,861
                            =========   ========  ========   =========    ========  =========
Provision for loan losses   $     375   $     35  $  5,852   $  1,335    $   1,224  $     882   $   1,037
                            =========  =========  ========   ========    =========  =========
Income (loss) before
   extraordinary items      $   1,451   $  4,036  $(10,654)  $ (1,147)   $   9,255  $   7,481   $  10,839
                            =========   ========  ========   ========    =========  =========
Net income (loss)           $   3,251   $  4,036  $ (9,121)  $ (1,147)   $   9,255  $   7,481   $  10,839
                            =========   ========  ========   ========    =========  =========

                                                                                     Nine months ended
                                      Years ended December 31,                            September 30,
                                      -----------------------                        ------------------
                                1988        1989     1990        1991         1992      1992      1993
                                ----        ----     ----        ----         ----      ----      ----
Net income (loss) applic-
   able to common stock     $   1,092    $  1,987  $(11,107)   $ (3,090)   $   7,428  $  6,079    $  9,604
                            =========    ========  ========    ========    =========  ========    ========
Earnings (loss) per
   common share:
   Primary:
     Income (loss) before
       extraordinary items  $   (0.06)   $   0.32   $   (2.30)  $   (0.48)  $     0.94 $    0.79  $    0.74
                            =========    ========   =========   =========   ========== =========  =========
    Net income (loss)       $    0.19    $   0.32   $   (2.02)  $   (0.48)  $     0.94 $    0.79  $    0.74
                            =========    ========   =========   =========   ========== =========  =========
   Fully diluted:
     Income (loss) before
       extraordinary items   $   (0.06)  $   0.31   $   (2.30)  $   (0.48)  $     0.66 $    0.53  $    0.64
                             =========   ========   =========   =========   ========== =========  =========
     Net income (loss)       $    0.19   $   0.31   $   (2.02)  $   (0.48)  $     0.66 $    0.53  $    0.64
Selected Balance Sheet Data: =========   ========   =========   =========   ========== =========  =========
   Total assets              $ 549,007   $ 662,424  $ 649,730   $ 605,513   $  582,248 $ 587,394  $ 581,289
                             =========   =========  =========   =========   ========== =========  =========
   Deposits                  $ 385,003   $ 386,493  $ 364,402   $ 359,228   $  336,053 $ 340,244  $ 332,941

   Long-term debt            $  53,591   $  43,616  $  57,092   $  56,330   $  50,321  $  51,154  $  27,115
                             =========   =========  =========   =========   =========  =========  =========
   Redeemable preferred
     stock                   $     206   $     196  $     186   $     179   $     163  $     168  $     158
                             =========   =========  =========   =========   =========  =========  =========
  Non-redeemable pre-
     ferred stock, common
     stock, and other
     stockholders' equity    $  24,787   $  25,144  $  13,481   $  10,352   $   18,339  $  16,769 $  73,954
Cash dividends declared      =========   =========  =========   =========   ==========  ========= =========
   per common share          $       -   $       -  $       -   $       -   $           $    0.03
                             =========   =========  =========   =========   ==========  =========  ========

Unaudited Restated Historical Selected Financial Data. The proposed sale of Equity Bank will require the Company to remove the results of operations of Equity Bank from continuing operations for financial statement reporting purposes. Accordingly, certain historical data has been restated below in accordance with the requirements effective with the consummation of the proposed sale of Equity Bank.

                                             (Amounts in thousands, except per share data)
                                                                                     Nine months ended
                                        Years ended December 31,                        September 30,
                          ---------------------------------------------------       --------------------
                          1988       1989       1990        1991         1992       1992         1993



Net sales             $ 211,709   $ 212,748   $ 196,577   $ 177,035   $ 198,373   $ 150,858   $ 177,798

Operating costs and
   expenses:

     Cost of sales      161,061     159,848     148,352     136,258     146,391     111,899     132,991

     Selling, general and
       administrative    33,291      36,357      36,785      36,240      37,124      27,019      30,123
                        -------     -------     -------     -------     -------     -------     -------
                        194,352     196,205     185,137     172,498     183,515     138,918     163,114
                        -------     -------     -------     -------     -------     -------     -------
Operating income         17,357      16,543      11,440       4,537      14,858      11,941      14,685

Other deductions
  (income):

   Interest expense       8,035       9,694      11,128      10,776       9,225       6,965       5,778
   Interest income         (227)     (1,022)       (655)       (492)       (147)       (109)       (180)
   Other expense
     (income), net         (377)     (2,200)     (2,314)     (2,212)     (1,706)     (1,265)        142
                         ------     -------     -------     -------      -------    -------     -------
Income (loss) from con-
   tinuing operations be-
   fore provision for in-
   come taxes and extra-
   ordinary items         9,926      10,071       3,281      (3,535)      7,486       6,350       8,945

Provision for income
   taxes                  2,940         529         379          47         353         414         720
                        -------      ------      ------      ------      ------     -------     --------
Income (loss) from con-
   tinuing operations:    6,986       9,542       2,902      (3,582)      7,133       5,936       8,225

                                                                                             Nine months ended
                                                       Years ended December 31,              September 30,
                                      -----------------------------------------------          ----------------
                                      1988        1989      1990      1991       1992       1992        1993
                                      ----        ----      ----      ----       ----       ----        ----
Discontinued operations:
   Income (loss) from dis-
     continued operations,
     net of applicable in-
     come taxes                      (5,535)     (5,506)   (13,556)   2,435       2,122    1,546        2,615
                                     ------       -----     ------    -----       -----    -----       ------
Income (loss) before
   extraordinary items                1,451       4,036    (10,654)  (1,147)      9,255    7,481       10,839
Extraordinary items, net
   of tax                             1,800           -      1,533        -           -        -            -
                                      -----       -----     ------    -----       -----    -----       ------
Net income (loss)                 $   3,251   $   4,036  $  (9,121) $ (1,147)   $ 9,255   $7,481    $  10,839
                                      =====       =====     ======     =====      =====    =====       ======
Net income (loss) applic-
  able to common stock            $   1,092   $   1,987  $ (11,107)  $  (3,090)  $ 7,428   $6,079    $   9,604
                                      =====       =====     ======       =====    ======    =====      =======
Earnings (loss) per
   common share:
   Primary:
     Income (loss) from
       continuing opera-
       tions before extra-
       ordinary items              $    0.71  $    1.07  $    0.17   $   (0.88)  $   0.68  $  0.60   $    0.54
     Discontinued opera-
       tions                           (0.77)     (0.75)     (2.47)       0.40       0.26     0.19        0.20
     Extraordinary items                0.25          -       0.28           -          -        -
                                      ------      -----      -----       -----     ------   ------     -------
     Net income (loss)             $    0.19  $    0.32   $  (2.02)   $   (0.48)  $   0.94  $  0.79  $
                                      ======      =====     ======       ======    =======  =======    =======
    Fully diluted:
      Income (loss) from
      continuing opera-
      tions before extra-
      ordinary items               $   0.44    $    0.74   $    0.17   $   (0.88) $   0.51  $  0.42    $    0.47
    Discontinued opera-
      tions                           (0.50)       (0.43)      (2.47)       0.40      0.15     0.11         0.17
    Extraordinary items                0.25            -        0.28           -         -        -
                                    -------       ------      ------     -------   -------   -------   --------
    Net income (loss)              $   0.19    $    0.31   $   (2.02)   $   (0.48) $   0.66  $  0.53   $
                                    =======       ======      ======      =======  ========   ======   ========


                                                                             Nine months ended
                                  Years ended December 31,                      September 30,
                            ---------------------------------------------      ---------------
                            1988        1989      1990      1991     1992      1992       1993
                            ----        ----      ----      ----     ----      ----       ----
Weighted average com-
   mon and dilutive
   common equivalent
   shares outstanding:
     Primary                 7,202      7,343     5,495     6,105    8,188      8,027    13,059
     Fully diluted          11,015     12,705     5,495     6,105   14,413     14,360    15,497


Unaudited Pro Forma Selected Financial Data.

  The selected balance sheet data at September 30, 1993, and the selected income statement data for the year ended December 31, 1992, and the (9) month period ended September 30, 1993, has been adjusted to reflect the impact of the sale of Equity Bank, all as if such transaction had occurred, for the purpose of the balance sheet data, on September 30, 1993, and, for the income statement data, on January 1, 1992. The data should be read in conjunction with the "Unaudited Pro Forma Financial Information" and the related notes thereto.


                                                       UNAUDITED PRO FORMA
                                                   SELECTED BALANCE SHEET DATA
                                                      at September 30, 1993


                                 (Amounts in thousands, except per share data)

Total assets                                        $  187,779
  Long-term debt                                    $   56,747
  Redeemable preferred stock                        $      158
  Non-redeemable preferred stock, common
    stock, and other stockholders' equity           $   98,954

  Book value per common share                       $     3.83

  Cash dividends declared per common share          $      .03

                                       UNAUDITED PRO FORMA
                                SELECTED INCOME STATEMENT DATA

                                      Year ended          Nine months ended
                                   December 31, 1992      September 30, 1993
                                   -----------------      ------------------
                              (Amounts in thousands, except per share amounts)

         Net sales                            $ 198,373           $ 177,798
                                              =========           =========
         Income from continuing opera-
           tions                              $   7,799           $   9,168
                                              =========           =========
         Income from continuing operations
           applicable to common stock         $    5,972          $   7,933
                                              ==========          =========
         Earnings from continuing operations
           per common share:
           Primary                            $     0.79          $    0.63
                                              ==========          =========
           Fully diluted                      $     0.56          $    0.53
                                              ==========          =========

                      PRO FORMA FINANCIAL STATEMENTS

        The following unaudited Pro Forma Balance Sheet as of September 30, 1993, and the Pro Forma Statements of Income for the fiscal year ended December 31, 1992, and the nine (9) months ended September 30, 1993, are presented to give effect to the sale of Equity Bank.

        Historical financial data used to prepare the pro forma financial statements were derived from the audited financial statements included in the Company's Form 10-K for the year ended December 31, 1992, and the unaudited financial statements included in the Company's Report on Form 10-Q for the nine (9) months ended September 30, 1993, which are incorporated by reference into this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". These pro forma financial statements should be read in conjunction with such historical financial statements.

        The pro forma adjustments reflected herein are based on available information and certain assumptions that the Company's management believes are reasonable. Pro forma adjustments made in the Pro Forma Balance Sheet assume that the sale of Equity Bank was consummated on September 30, 1993, and do not reflect the impact of Equity Bank's historical operating results or changes in other balance sheet amounts subsequent to September 30, 1993. The pro forma adjustments related to the Pro Forma Statements of Operations assume that the sale of Equity Bank was consummated on January 1, 1992.

        The Pro Forma Balance Sheet and Statements of Income are based on assumptions and approximations and, therefore, do not reflect in precise numerical terms the impact of the transaction on the historical financial statements. In addition, such pro forma financial statements should not be used as a basis for forecasting the future operations of the Company.

                                         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                        September 30, 1993
                                                           (Unaudited)
                                                                                                      As
           ASSETS                              Actual            Pro Forma Adjustments            Adjusted
- ------------------------------               ----------       ------------------------------      --------
                                                                 (Note 1)          (Note 2)

                                                                      (Dollars in thousands)

Cash and cash equivalents                    $  18,476        $    65,416       $  (77,322)       $   6,570
Investment securities                            7,812                  -          ( 7,812)               -
Trade accounts receivable,
  less allowance for doubtful
  accounts                                      49,000                                               49,000
Loans, less allowance for loan
  losses                                       138,340                  -          (138,340)              -
Mortgage-backed securities                     202,835                  -          (202,835)              -
Inventories                                     44,957                  -                 -          44,957
Supplies and prepaid items                       6,645                  -                 -           6,645
Foreclosed real estate                          19,961                  -            (3,928)         16,033
Net property, plant and equipment               61,165                  -            (7,617)         53,548
Excess of purchase price over net
  assets acquired, net of accumu-
  lated amortization                            22,539                  -           (17,919)          4,620
Other assets                                     9,559                  -            (3,153)          6,406
                                             ---------        -----------        ----------       ---------

                                             $ 581,289        $    65,416        $ (458,926)     $  187,779
                                             =========        ===========        ==========       =========

                                           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                          September 30, 1993
                                                              (Unaudited)

LIABILITIES, PREFERRED AND COMMON
STOCKS AND OTHER STOCKHOLDERS(1)                                                               As
          EQUITY                                    Actual       Pro Forma Adjustments      Adjusted
- ----------------------------------                ---------    ------------------------     --------

                                                               (Note 1)       (Note 2)

                                                                (Dollars in thousands)

Liabilities:
  Deposits                                        $ 332,941   $       -      $ (332,941)    $      -
  Notes payable                                   $              65,416         (65,416)           -
  Accounts and drafts payable                        26,041           -                       26,041
  Securities sold under agreements to repurchase     38,721                     (38,721)           -
  Accrued liabilities                                 9,209                      (3,330)       5,879
  Federal Home Loan Bank advances                    73,150                     (73,150)           -
  Long-term debt                                     27,115                      29,632       56,747
                                                    -------      -------        -------      -------
                                                    507,177       65,416       (483,926)      88,667
Redeemable, noncumulative, convertible
  preferred stock                                       158                                      158

Non-redeemable preferred stock, common stock,
  and other stockholders' equity:
    Preferred stocks                                 48,000                                   48,000
    Common Stock                                      1,411                                    1,411
    Capital in excess of par value                   36,175                                   36,175
    Retained earnings (deficit)                      (7,885)                     25,000       17,115
                                                     ------                     -------      -------
                                                     77,701                      25,000      102,701

Less treasury stock                                   3,747                                    3,747
                                                     ------                                  -------
  Total non-redeemable preferred stock, common
    stock and other stockholders' equity             73,954                      25,000       98,954
                                                     ------         ------           --------      -------
                                                 $  581,289     $   65,416   $ (458,926)   $  187,779
                                                    =======         ======     ========      ========

                                     NOTES TO PRO FORMA CONDENSED
                                      CONSOLIDATED BALANCE SHEET

Note 1:

   Pro forma adjustment to recognize the cash required by the Company to purchase the Retained Corporations from Equity Bank prior to the sale of Equity Bank to Bank IV. The Company has arranged with a lender to borrow the funds with which to fund the purchase. The borrowed funds will be repaid from the proceeds of the sale of Equity Bank. As the carrying value of the Retained Assets and Retained Corporations on a consolidated basis will not change as a result of the purchase, no adjustment to such carrying value is necessary.

Note 2:

     Pro forma adjustment to recognize the sale of Equity Bank as though consummated on September 30, 1993. The adjustment is based on an estimated selling price of $92 million resulting in a financial gain of $25 million after consideration of costs of the transaction.

   The reductions in the detail balance sheet amounts represent the historical carrying values of such accounts that will remain assets and liabilities of Equity Bank after the sale and after acquisition by the Company of the Retained Assets and Retained Corporations.

   A summary of the   cash activity in connection with the sale of Equity Bank
is as follows:


                                                             The Company        Equity Bank         Consolidated
                                                             -----------        -----------         ------------
Cash balances September 30, 1993                            $    6,570         $   11,906          $    18,476

Borrowing to finance purchase of Retained Corporations          65,416                                  65,416

Purchase by the Company of the Retained Corporations           (65,416)             65,416

Cash received on the sale of Equity Bank                        92,000                                  92,000

Purchase by the Company of the Retained Assets                 (20,066)                                 (20,066)

Pay off funds borrowed to purchase Retained
   Corporations                                                (65,416)                                 (65,416)

Estimated costs of sale                                         (2,550)                                   (2,550)

Funds borrowed by the Company to repurchase accounts
   receivable sold to Equity Bank                               29,632                                   29,632

Repurchase accounts receivable from Equity Bank                (33,600)                                 (33,600)

Eliminate Equity Bank from the consolidated group                                       (77,322)        (77,322)


                                                            ----------               ----------         -------
         Pro forma cash balance                             $    6,570               $        -         $ 6,570
                                                            ==========               ==========         ========

                 PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Notes)
                          (Amounts in thousands except per share data)

                                                              (Unaudited)

                      Year ended December 31, 1992            Nine months ended September 30, 1993
           -----------------------------------------  --------------------------------------------------
                                 Pro Forma     As                   Pro Forma       As
           Actual               Adjustments Adjusted    Actual      Adjustments  Adjusted
           ------               ----------- --------    ------      -----------  --------

Revenues:
  Net sales            $ 198,373        $             $ 198,373     $ 177,798   $        -     $ 177,798
  Interest income
    on loans and
    investments           32,205         (32,058)           147        20,911      (20,731)(a)       180
  FSLIC interest
    and yield
    maintenance              936            (936)(a)          -             -                          -
  Credit card and                        (13,563)(a)                               (10,233)(a)
    other                 15,269             314(b)       2,020        11,858          671(b)      2,296
                         -------         -------        -------       -------       ------       -------
    Total revenues       246,783         (46,243)       200,540       210,567      (30,293)      180,274

Costs and expenses:
  Cost of sales          146,391                        146,391       132,991                    132,991
  Selling, general
    and administra-
    tive:
      Financial
        Services          22,282         (22,282)(a)          -        15,838      (15,838)(a)         -
      Nonfinancial                          (352)(a)          -                       (291)(a)
        Services          37,476             133(b)      37,257        30,414           78(b)     30,201
  Interest:
    Deposits              16,445         (16,445)(a)          -         9,556        (9,556)(a)        -
    Long-term debt                        (3,969)(a)                                 (1,527)(a)
      and other           13,194            (694)(b)      8,531         7,305          (506)(b)    5,272
  Provision for
    loan losses            1,224          (1,224)(a)          -         1,037        (1,037)(a)        -
  Settlement of
    dispute                                                             1,767                      1,767
                         -------          ------        -------       -------        ------      -------
                         237,012         (44,833)       192,179       198,908       (28,677)     170,231
Income from con-         -------          ------        -------       -------        ------      -------
  tinuing opera-
  tions before pro-
  vision for income
     taxes                 9,771          (1,410)         8,361        11,659        (1,616)      10,043


                      Year ended December 31, 1992                            Nine months ended September 30, 1993
                                           Pro Forma             As                        Pro Forma        As
           Actual                         Adjustments         Adjusted    Actual           Adjustments   Adjusted
Provision for in-                           (163)(a)                                         (100)(a)
  come taxes                516              209(b)              562        820               155(b)       875
                        -------          -------            --------    -------            ------      -------
Income from con-
  tinuing oper-
  tions                $  9,255         $ (1,456)          $   7,799  $  10,839         $  (1,671)   $   9,168
                        =======          =======             =======    =======            ======      =======
Income from contin-
  uing operations
  applicable to
  common stock                                              $   5,972                                $   7,933
                                                              =======                                  =======
Earnings from con-
  tinuing operations
  per common share:
    Primary                                                 $    0.79                                $    0.63
                                                             ========                                  =======
    Fully diluted                                           $    0.56                                $    0.53
                                                             ========                                  =======



                                NOTES TO PRO FORMA
                              CONDENSED CONSOLIDATED
                               STATEMENTS OF INCOME

Note   (a)
- ---------
     Reclassification of revenues and expenses of Equity Bank as a discontinued operation of the Company for the periods presented. Such amounts are reconciled to previously reported segment data as follows:

                                             Year ended        Nine months ended
                                           December 31, 1992       September 30, 1993
                                           -----------------   ----------------------
                                                  (Amounts in thousands)

   Operating profit -
     Financial Services, as reported             $ 2,989            $ 3,238

   Allocation of general corporate expenses         (750)              (563)

   Allocation of income taxes                       (163)           (100)

   Losses on Retained Assets                          46                 39
                                                 -------            -------
   Income from discontinued operations           $ 2,122            $ 2,614
                                                 =======            =======

Note   (b):
- ----------
     Pro Forma Adjustments to reflect the estimated effect on earnings of acquiring the Retained Assets is considered. These include reduced interest expense on financing of the Company's accounts receivable with a new lender and the earnings on real estate assets acquired as Retained Assets.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners. The following table shows the total number and percentage of the outstanding shares of the Company's voting common stock and voting preferred stock beneficially owned as of the Record Date, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that the Company knows to have beneficial ownership of more than five percent (5%) of the Company's voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of voting shares of Common Stock of the Company which he or she could acquire within sixty (60) days of the Record Date, such as upon the exercise of options.

  Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may beneficially own, the amounts shown below for an individual or entity may include shares also considered beneficially owned by others.

                                                   Amounts of
   Name and Address              Title               Shares              Percent
          of                       of             Beneficially               of
   Beneficial Owner              Class               Owned                Class
   ----------------              -----        -----------------           ------
Jack E. Golsen and members       Common       4,058,771(3)(5)(6)           27.9%
of his family                  Preferred
______________________________

(1) The Company based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company's records.

(2) Includes Jack E. Golsen and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (a director of the Company and President of several subsidiaries of the Company); son, Steven J. Golsen (Executive officer of several subsidiaries of the Company), and daughter, Linda F. Rappaport. The address of Jack E. Golsen,
         Sylvia H. Golsen and Linda F. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; Barry H. Golsen's address is 5000 S.W.Seventh Street, Oklahoma City, Oklahoma 73125 and
         Steven J. Golsen's address is 518 North Indiana Avenue,
         Oklahoma City, Oklahoma 73107.

(3) Includes (a) the following shares that Jack E. Golsen ("J. Golsen") has the sole voting and investment power: (i) 89,028 shares that he owns of record, (ii) 165,000 shares that he has the right to acquire under a non-qualified stock option, (iii) 4,000 shares that he has the right to acquire upon conversion of a promissory note, (iv) 133,333 shares that he has the right to acquire upon the conversion of 4,000 shares of the Company's Series B 12% Cumulative Convertible Preferred Stock (the "Series B Preferred") owned of record by him, and
         (v) 10,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans;
         (b) 1,315,310 shares owned of record by Sylvia H. Golsen, in which she and her husband, J. Golsen, share voting and investment power;
         (c) 264,526 shares that Barry H. Golsen ("B. Golsen") has the sole voting and investment power, 533 shares that he shares the voting and investment power with his wife that are owned of record by his wife, and 14,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans;
         (d) 225,897 shares that Steven J. Golsen ("S. Golsen") has the sole voting and investment power and 14,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (e) 145,460 shares held in trust for the grand-children of Jack E. and Sylvia H. Golsen of which B. Golsen, S. Golsen and Linda F. Rappaport jointly or individually are trustees; (f) 82,552 shares owned of Record by Linda F. Rappaport, which Mrs. Rappaport has the sole voting and investment power; and, (g) 1,061,799 shares owned of record by Golsen Petroleum Corporation ("GPC") and 533,333 shares that GPC has the right to acquire upon conversion of 16,000 shares of Series B Preferred owned of record by GPC. GPC is wholly owned by J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen and Linda F. Rappaport, with each owning twenty percent (20%) of the outstanding stock of GPC, and, as a result, GPC, J. Golsen, Sylvia H. Golsen,
         B. Golsen, S. Golsen and Linda F. Rappaport share the voting and investment power of the shares beneficially owned by GPC.
         GPC's address is 16 South Pennsylvania Avenue, Oklahoma
         City, Oklahoma 73107.

(4)      Includes: (a) 4,000 shares of Series B Preferred owned of record by
         J. Golsen, which he has the sole voting and investment power; and (b) 16,000 shares of Series B Preferred owned of record by GPC, in which GPC, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen and Linda F. Rappaport share the voting and investment power.

(5) Does not include 144,260 shares of Common Stock that Linda F. Rappaport's husband owns of record and 14,000 shares which he has the right to acquire within the next sixty (60) days under the Company's stock option plans, all of which Linda F. Rappaport disclaims beneficial ownership.

(6)      J. Golsen disclaims beneficial ownership of the shares that B.
         Golsen, S. Golsen and Linda F. Rappaport each have the sole voting and investment power over as noted in footnote (3) above. B. Golsen,
         S. Golsen and Linda F. Rappaport disclaim beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnote (3) and the shares owned of record by Sylvia H. Golsen. Sylvia H. Golsen disclaims beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnote (3) above.

ecurity Ownership of Management. The following table sets forth information obtained from the directors of the Company and the directors and executive officers of the Company as a group as to their beneficial ownership of the Company's voting common stock and voting preferred stock as of the Record Date.

  Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown below for an individual may include shares also considered beneficially owned by others. A person is deemed to be the beneficial owner of voting shares of Common Stock of the Company which he or she could acquire within sixty (60) days of the Record Date, Such as upon the exercise of an option. In calculating the percentage of any class of stock which such person does not own but which he or she has the right to acquire within sixty (60) days from the Record Date is deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but is not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

                                                  Amounts of
         Name                   Title               Shares              Percent
          of                      of              Beneficially              of
   Beneficial Owner             Class               Owned(1)              Class
   ----------------             -----            ---------------         -------
   Raymond B. Ackerman          Common               140(2)                *

   Robert C. Brown, M.D.        Common           253,329(3)              1.8%

                                                  Amounts of
         Name                   Title               Shares              Percent
          of                      of              Beneficially              of
   Beneficial Owner             Class               Owned(1)              Class
   ----------------           --------           -------------           ------
   Barry H. Golsen              Common           1,946,921(4)            14.2%
                              Preferred             16,000(4)            74.0%

   Jack E. Golsen               Common            3,311,803(5)           23.9%
                              Preferred              20,000(5)           92.5%
   David R. Goss                Common              266,477(6)            1.9%

   Bernard G. Ille              Common              125,000(7)              *

   Jerome D. Shaffer, M.D.      Common              135,374(8)            1.0%

   Tony M. Shelby               Common              262,882(9)            1.9%

   C. L. Thurman                Common              66,833(10)               *

   Directors and Executive      Common           5,095,085(11)           36.9%
   Officers as a group (12     Preferred            20,000(11)           92.5%
   persons)

______________________________

*  Less than 1%.

(1) The Company based the information with respect to beneficial ownership on information furnished by each director or officer, contained in filings made with the Securities and Exchange Commission, or contained in the Company records.

(2) Mr. Ackerman has sole voting and investment power of these shares, which shares are held in a trust in which Mr. Ackerman is both the settlor and the trustee and in which he has both the vested interest in the corpus and income.

(3) The amount shown includes 65,000 shares of common stock that Dr. Brown may acquire pursuant to currently exercisable nonqualified stock options granted to him by the Company. Dr. Brown has sole voting and investment power over 30,000 shares and shares the voting and investment power of the balance of the shares. The shares with respect to which Dr. Brown shares the voting and investment power consist of 87,516 shares owned by Dr. Brown's wife, 50,727 shares owned by Robert C. Brown, M.D., Inc., a corporation wholly-owned by Dr. Brown, and 20,086 shares held by the Robert C. Brown M.D., Inc. Employee Profit Sharing Plan, of which Dr. Brown serves as the trustee. The amount shown does not include 56,090 shares directly owned by the children of Dr. Brown, all of which Dr. Brown disclaims beneficial ownership.

(4) See footnotes (3), (4) and (6) of the table under "Security Ownership of Certain Beneficial Owners and Management" of this Item for a description of the amount and nature of the shares beneficially owned by B. Golsen, including the 14,000 shares B. Golsen has the right to acquire within sixty (60) days.

(5) See footnotes (3), (4) and (6) of the table under "Security Ownership of Certain Beneficial Owners and Management of this Item for a description of the amount and nature of the shares beneficially owned by J. Golsen, including the 10,000 shares J. Golsen has the right to acquire within sixty (60) days.

(6) The amount shown includes 5,000 shares that he has the right to acquire within sixty (60) days pursuant to options granted under the Company's ISOs, all of which Mr. Goss has the sole voting and investment power. Mr. Goss shares voting and investment power over 2,429 shares owned by Mr. Goss's wife, individually and/or as custodian for Mr. Goss's children and has sole voting and investment power over the balance of the shares.

(7) The amount includes 65,000 shares that Mr. Ille may purchase pursuant to currently exercisable nonqualified stock options, all of which Mr. Ille has the sole voting and investment power. Mr. Ille shares voting and investment power over 60,000 shares owned by Mr. Ille's wife.

(8) Dr. Shaffer has the sole voting and investment power over these shares, which includes 65,000 shares that Dr. Shaffer may purchase pursuant to currently exercisable non-qualified stock options.

(9) Mr. Shelby has the sole voting and investment power over these shares, which include 5,000 shares that he has the right acquire to within sixty (60) days pursuant to options granted under the Company's ISOs.

(10)     Mr. Thurman has the sole voting and investment power over these shares.

(11) The amount shown includes 489,380 shares of common stock that officers and directors, or entities controlled by officers and directors of the Company, have the right to acquire within sixty (60) days.

                  MARKET FOR THE COMPANY'S COMMON EQUITY
                      AND RELATED SHAREHOLDER MATTERS

Market Information. The Company's common stock trades on the American Stock Exchange ("AMEX"). The following table shows for the periods indicated, the high and low closing sales prices for the common stock.

             Fiscal Year Ended
                 December 31,
             ------------------
  Quarter                     1992
  -------                     ----
                      High            Low
                      ----            ---
  First               2-7/8          1-1/4

  Second              4-7/8          2-3/8

  Third               6-1/2          3-3/4

  Fourth              7-3/4          4-3/4


                         Fiscal Year Ended
                            December 31,
                          -----------------
  Quarter                       1993

                          High        Low

  First                   11-1/8      6-3/4

  Second                  12          9

  Third                   12-3/8     10

  Fourth                  11-3/8      8-1/8

                                 1994
                                 ----
  First                   10          8-3/8
  (through
  March 10, 1994)


        On November 30, 1993, the last full trading day preceding the initial public announcement by the Company of the agreement in principle to sell Equity Bank, the closing price of the Company's Common Stock on the AMEX was $9.875. On January ___, 1994, the last full trading day preceding the announcement by the Company of the execution of the Acquisition Agreement, the closing price of the Company's Common Stock on the AMEX was $9.625.

Shareholders of and Dividends on Company's Common Stock. As of the Record Date, the Company had _____________ record holders of its Common Stock.

  The sale of Equity Bank to Fourth Financial would not have any effect on the amount and percentage of present holdings of the Company's Common Stock owned beneficially by (i) any person (including any group as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's Common Stock, and (ii) each director and all directors and officers as a group, and the Company's present commitments to such persons with respect to the issuance of shares of any class of its Common Stock.

  Holders of the Company's Common Stock are entitled to receive dividends only when, as, and if declared by the Board of Directors. No dividends may be paid on the Company's Common Stock until all required dividends are paid on the outstanding shares of the Company's preferred stock, or declared and amounts set apart for the current period, and, if cumulative, prior periods. The Company has issued and outstanding as of the Record Date 920,000 shares of a series of $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2, no par value, 1,632.5 shares of a series of Convertible Preferred and 20,000 shares of Series B Preferred. The Company did not pay cash dividends on its Common Stock for many years. During the first part of 1993, the Company's Board of Directors approved the adoption of a policy as to the payment of cash dividends on its outstanding Common Stock pursuant to which an annual cash dividend of $.06 per share will be declared by the Board of Directors and paid on the Company's outstanding shares of Common Stock, payable at $.03 per share semiannually, subject to change or termination by the Board of Directors at any time. The Company paid a cash dividend of $.03 a share on its outstanding Common Stock on July 1, 1993, and January 1, 1994; however, there are no assurances that this policy will not be terminated or changed by the Board of Directors.


                        ADJOURNMENT OF THE MEETING

        The proxies solicited by this Proxy Statement request authority to vote for an adjournment of the Special Meeting. Approval of the adjournment will authorize the Company to seek an adjournment of the Special Meeting for not
more than   fifteen (15) days to enable the Company to solicit additional votes in favor of the approval of the Acquisition Agreement and the sale of Equity Bank pursuant to the terms of the Acquisition Agreement. If the Company wishes to seek an adjournment, it will request a motion that the Special Meeting be adjourned and, if that motion is approved, no vote will be taken on the sale of Equity Bank at the Special Meeting as originally scheduled.

  Any adjournment will permit the Company to solicit additional proxies and will permit more extensive consideration and expression by the shareholders of their views on the sale of Equity Bank. Such an adjournment would be disadvantageous to shareholders who oppose the sale of Equity Bank because such an adjournment would give the Company additional time to solicit votes and to increase the likelihood of shareholder approval of the Acquisition Agreement and the sale of Equity Bank pursuant to the Acquisition Agreement.

  Because the Board of Directors of the Company recommends the approval of the Acquisition Agreement and the sale of Equity Bank pursuant to the Acquisition Agreement, the Board of Directors unanimously recommends that holders of record of Common Stock, Convertible Preferred, and Series B Preferred vote to approve the proposal to adjourn the Special Meeting, if required. Approval by the affirmative vote of the holders of a majority of the voting stock of the Company present in person or represented by proxy at the Special Meeting will be necessary to approve the adjournment proposal.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE ADJOURNMENT PROPOSAL AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY.


                           SHAREHOLDER PROPOSAL

  In order for the Company to include a shareholder proposal in the proxy materials for the Company's 1994 Annual Meeting of Shareholders, a shareholder must deliver the proposal, in writing, to the Secretary of the Company no later than April 15, 1994.


                          INDEPENDENT ACCOUNTANTS

  For many years, Ernst & Young (and its predecessor, Arthur Young &
Company), independent public accountants, have audited the Company's financial statements. It is expected that representatives of Ernst & Young will attend the Special Meeting where they will have an opportunity to address the Special Meeting, if they so desire, and to respond to appropriate shareholder questions.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  EXCEPT AS NOTED BELOW, THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO THE COMPANY WILL BE PROVIDED WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO THE COMPANY, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE (1) BUSINESS DAY OF RECEIPT OF SUCH REQUEST. IF MAKING SUCH A REQUEST, PLEASE DIRECT IT TO: LSB INDUSTRIES, INC., 16 SOUTH PENNSYLVANIA, POST OFFICE BOX 754, OKLAHOMA CITY, OKLAHOMA 73101; ATTENTION: DAVID M. SHEAR, VICE PRESIDENT AND SECRETARY (405-235-4546).

  The following documents previously filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference into this Proxy Statement:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1992, including Amendment No. 1 filed on Form 8 on April 30, 1993, and Amendment No. 2 filed on
        Form 10K/A on May 13, 1993;

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993;

  3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993;

  4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993;

  5.    The Company's Current Report on Form 8-K, dated December
        3, 1993  ; and,

  6.    The Company's Current Report on Form 8-K, dated February
        22, 1994.


  All documents subsequently filed by the Company pursuant to Sections
13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


                               OTHER MATTERS

  As of the date of this Proxy Statement, neither the Board of Directors nor management knows of any other matters which will be presented for consideration at the Special Meeting. However, if any other business should properly come before the Special Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such other action as shall be in accordance with their best judgment.

  March 22, 1994.

                          By order of the Board of Directors,



                          David M. Shear
                          Vice President, General Counsel
                          and Secretary